                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                          JULY 7, 1999 (APRIL 23, 1999)

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-21054

                           SYNAGRO TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

DELAWARE                                                    76-0511324
(State or other jurisdiction of                             (IRS Employer
Incorporation or organization)                              Identification No.)

1800 BERING, SUITE 1000                                     HOUSTON, TEXAS 77057
(Address of principal executive offices)                    (Zip Code)

        REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 369-1700

INTRODUCTION


Synagro Technologies, Inc., a Delaware corporation (the "Company"), is a leading provider of biosolids management services. In the first quarter of 1999, the Company completed the acquisition of National Resource Recovery, Inc. ("NRR") a business combination accounted for as pooling of interests. Included herein are the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements as restated for the pooling transaction. Additionally, in order to comply with the disclosure requirements of the Securities and Exchange Commission regarding the financial statements of the businesses acquired and the pro forma financial statements of businesses acquired, the Company is filing this current report containing certain audited financial statements of the businesses acquired and the pro forma financial statements of Synagro Technologies, Inc.



ITEM 5.  OTHER ITEMS.                                                                    Page

Selected Financial Data                                                                   3

Management's Discussion and Analysis of Financial Condition and Results of Operations     3

Consolidated Financial Statements of Synagro Technologies, Inc. and Subsidiaries         16

Financial Statements of Businesses Acquired:

(a)      Anti-Pollution Associates, Inc. and D&D Pumping, Inc.
         Report of Independent Public Accountants                                        30
         Combined Balance Sheets                                                         31
         Combined Statements of Operations                                               32
         Combined Statements of Shareholder's Equity                                     33
         Combined Statements of Cash Flows                                               34
         Notes to Financial Statements                                                   35
(b)      Amsco, Inc.
         Report of Independent Public Accountants                                        39
         Balance Sheets                                                                  40
         Statements of Income                                                            42
         Statements of Stockholders' Equity                                              43
         Statements of Cash Flows                                                        44
         Notes to Financial Statements                                                   46

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Pro forma financial information

The following Unaudited Pro Forma Combined Financial Statements of Synagro
Technologies, Inc. are attached hereto and made a part hereof:

(a)      Basis of Presentation                                                           51
(b)      Unaudited Pro Forma Combined Balance Sheet as of March 31, 1999                 52
(c)      Unaudited Pro Forma Combined Statements of Operations
         for the three months ended March 31, 1999                                       53
(d)      Unaudited Pro Forma Combined Statements of Operations
         for the year ended December 31, 1998                                            54
(e)      Notes to Unaudited Pro Forma Combined Financial Statements                      55

Exhibits:

23.1     Consent of Arthur Andersen  LLP
23.2     Consent of Royster Smith Shelton & Company, PC.



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ITEM 5.  OTHER ITEMS


SELECTED FINANCIAL DATA


The following table sets forth selected financial data with respect to the Company which has been restated for the pooling transaction and should be read in conjunction with the Consolidated Financial Statements:



                                                                                    YEAR ENDED DECEMBER 31
                                                                                    ----------------------

                                                                   1998        1997          1996          1995        1994
                                                                 -------      -------      -------       -------     -------

                                                                           (in thousands, except per share amounts)

Net sales                                                       $33,565      $28,036      $24,175       $18,893     $13,947
Gross profit                                                      5,449        4,797        3,868         3,011       2,536
Selling, general and administrative expenses                      4,809        3,805        6,238         4,234       3,976
Other charges (credits), net                                        (64)        (721)       4,842         2,444       3,169
Interest expense, net                                             1,558        1,007          730           982         672
Net income (loss) before redeemable
         preferred stock dividends                                 (537)       1,116       (7,582)       (4,507)     (4,253)
Redeemable preferred stock dividends                              3,935           --           --            --          --
Net income (loss)                                                (4,472)       1,116       (7,582)       (4,507)     (4,253)
Net income (loss) per share (basic and diluted)                    (.40)         .13        (1.04)        (1.17)*     (1.52)*
Working capital (deficit)                                         5,692         (805)      (2,181)        1,763      (1,028)
Total assets                                                     66,622       21,166       19,386        20,750      23,626
Total long-term debt, net                                        28,330        6,114        8,637         4,781       8,542
Stockholders' equity                                             34,249        7,727        3,864        10,893      10,086


*    As adjusted for the 1 for 15 reverse split consummated on July 3, 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical financial information contained herein, the matters discussed in this report may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and the Section 21E of the Securities Exchange Act of 1934. Such statements include declarations regarding our intent, belief or current expectations, statements regarding the future results of acquired companies, our gross margins and our expectations regarding year 2000 issues. Any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are those discussed in the "Business of the Company," "Government Regulation" and "Competition" sections of Form 10-K/A for the year ended December 31, 1998.

RESULTS OF OPERATIONS


The following table sets forth certain items included in the Selected Financial Data, as a percentage of net sales for the periods indicated:


                                                                                 YEAR ENDED DECEMBER 31,
                                                                          1998             1997           1996
                                                                     -------------    -------------  -------------
Statement of Operations Data:
Net sales.....................................................             100%            100%           100%
Gross profit..................................................            16.2            17.1           16.0
Selling, general and administrative expenses..................            14.3            13.6           25.8
Other charges (credits), net..................................             (.2)           (2.6)          20.0
Interest expense, net.........................................             4.6             3.6            3.0
Net income (loss) before redeemable preferred dividends.......            (1.6)            4.0          (31.4)



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

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 AND 1997


For the year ended December 31, 1998, net sales were approximately $33,565,000 compared to approximately $28,036,000 for the same period in 1997, an increase of approximately $5,529,000 or 19.7%. The increase relates to the acquisitions of A&J Cartage, Inc. and related companies ("A&J") (approximately $4,378,000), Recyc, Inc., ("Recyc") (approximately $2,713,000), Environmental Waste Recycling, Inc. ("EWR") (approximately $1,269,000), the purchase of certain revenue contracts from Browning Ferris Industries, Inc ("BFI") organics division (approximately $2,119,000), increased volume in Michigan (approximately $856,000), partially offset by the divestiture of Organi-Gro, Inc. in 1997 ("Organi-Gro") (approximately $1,608,000), reduced volume in Arkansas and Dallas (approximately $3,021,000) due to non-renewal of certain low margin contracts, and lower volumes related to operations in the Houston area (approximately $837,000).



Cost of operations and gross profit for the year ended December 31, 1998 were approximately $28,116,000 and $5,449,000 respectively, compared to approximately $23,239,000 and $4,797,000 respectively for the year ended 1997, resulting in a decrease in gross profit as a percentage of sales from 17.1% in 1997 to 16.2% in 1998. Gross profit increased by approximately $652,000 due primarily to the increased net sales volume associated with businesses acquired. The decrease in gross profit as a percentage of sales was primarily a result of unusual weather conditions in the Mid-Atlantic Region, unseasonably heavy rainfall in California, and a new biosolids land application restriction for certain months of the year in one California county, which resulted in (a) additional expenses incurred by the Company to transport material to land application sites unaffected by the conditions and (b) land disposal costs which were incurred when land application sites were not available. Specifically, landfill disposal costs increased by approximately $1,180,000 compared to 1997 levels. Additionally, costs associated with transporting material to alternate land application sites increased by approximately $400,000 for the year ended 1998. These costs were partially offset by higher margins of the biosolids composting operation obtained in the Recyc acquisition.


Selling, general and administrative expenses were approximately $4,809,000 for the year ended December 31, 1998 compared to approximately $3,805,000 for 1997, an increase of approximately $1,004,000, or 26.4%. The increase relates primarily to increased corporate staffing (approximately $466,000) to implement the Company's acquisitions strategies, additional selling, general and administrative costs associated with the businesses acquired (approximately $938,000), partially offset by the divestiture of Organi-Gro (approximately $164,000), staff reductions at the operational level implemented throughout 1997 (approximately $196,000), and a reduction of bonuses paid based upon operating results (approximately $146,000).

Interest expense for the year ended December 31, 1998 was approximately $1,558,000 compared to approximately $1,007,000 for the same period in 1997. The increase in interest expense is related to the additional debt incurred to finance acquisitions.

Other charges (credits) were ($63,799) for the year ended December 31, 1998, compared to ($721,268) for the same period 1997. The decrease resulted from less income being recognized in 1998 related to notes receivable previously reserved of approximately ($280,000), partially offset by current year severance costs of approximately $220,000. See note (11) to the Notes to Consolidated Financial Statements.

Other income for the year ended December 31, 1998 was approximately $318,000 compared to approximately $409,000 for the same period in 1997. The decrease relates primarily to a reduction in gains on sale of assets.

As a result of the foregoing, a net loss of approximately $537,000 before redeemable preferred stock dividends, or $.05 per share, was reported at December 31, 1998, compared to net income of approximately $1,116,000 before redeemable preferred stock dividends, or $.13 per share, in 1997.

In the first quarter of 1998, the Company recognized a redeemable preferred stock dividend of approximately $3,514,000, related to redeemable Preferred Stock issued with a beneficial conversion feature. The value of this Preferred Stock dividend had no impact on the Company's cash flows. See note (9) to the Notes to Consolidated Financial Statements. During the second quarter of 1998, the Company paid $420,000 in cash dividends to holders of Series B Preferred Stock.

The Company has incurred substantial losses since inception and, therefore, has not been subject to federal income taxes. As of December 31, 1998, the Company had generated net operating loss carryforwards for financial reporting purposes of approximately $11.7 million. These carryforwards will begin to expire in the year 2004 through 2018. The Company's ability to utilize these carryforwards is limited by a "change in ownership", as such term is defined by the federal income tax laws and regulations. As the Company has incurred losses in recent years and the utilization of these carryforwards may be limited as discussed above, a valuation allowance has been established to fully offset the deferred tax asset at December 31, 1998.



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

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


The Company's net sales increased by approximately $3,861,000, or 16.0%, in 1997 as compared to 1996. The increase in sales is attributable to certain BFI contracts acquired in 1997 (approximately $3,068,000) and the impact of having a full year of revenue for Pima Gro Systems, Inc. ("Pima Gro") which was acquired in July 1996 (approximately $3,837,000), increased volume in Michigan (approximately $1,535,000), partially offset by the divestiture of Organi-Gro (approximately $4,595,000).


Gross profit increased to approximately $4,797,000, or 17.1% of sales, in 1997, compared to approximately $3,868,000, or 16.0% of sales, in 1996. The gross profit increase of approximately $929,000 was due primarily to a full year of operations associated with PimaGro acquired in July 1996 which provided incremental gross profit of approximately $750,000 during 1997. The gross profit percentage increase from 16.0% to 17.1% related primarily to the acquisition of PimaGro in 1996, which generated a gross profit margin of approximately 18.4% during 1997, and the sale of Organi-Gro in 1997, which had a gross profit margin of 10%. PimaGro in 1997 improved its gross margin percentage from 16.7% for the half year of operations in 1996 to 18.4% in 1997 as a result of continued reductions in operating costs through obtaining land applications sites closer to waste generators.

Selling, general and administrative expenses decreased to approximately $3,805,000, or 13.6% of sales, in 1997, compared to $6,238,000, or 25.8% of sales, in 1996. The decrease of approximately $2,433,000 resulted from (i) reduced expenses related to the sale of Organi-Gro which was sold in March 1997 ($500,000), (ii) the integration of administrative functions of Pima Gro into the corporate offices during 1997 which reduced selling, general and administrative expenses by approximately $178,000 in 1997 from 1996, (iii) reduced legal expenses of approximately $900,000 during 1997 compared to 1996 due to additional legal claims provisions in 1996, and (iv) expenses of approximately $695,000 in 1996 related to the clean-up of its N-Viro processing facilities, which were closed during 1996, that did not occur in 1997.

Other charges (credits) decreased to approximately $721,000 in 1997 from approximately $4,842,000 in 1996. The decrease relates to charges related to the sale of assets of Organi-Gro, the write-off of the Company's interests in the N-Viro Technology recognized in 1996, and credits in 1997 for realization of Organi-Gro notes which had been previously reserved. See notes 5 and 11 to the Notes to Consolidated Financial Statements.

Other income and expense (net) was in line with 1996 expenses, but interest expense increased in 1997 to approximately $1,007,000, compared to approximately $730,000 in 1996. The increase in interest expense is a result of additional debt incurred throughout the year due to acquisitions.

As a result of the foregoing, net income of approximately $1,116,000 was reflected in 1997, as compared to a net loss of approximately $7,582,000 in 1996.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


The Company's net sales increased by approximately $5,282,000, or 28.0%, in 1996 as compared to 1995. This increase in sales was directly attributable to the acquisition of Pima Gro in July 1996. No other significant changes occurred in the sale of other services or products in relation to the respective periods.

During the year ended December 31, 1996, cost of goods sold and gross profit increased to approximately $20,306,000 and $3,868,000, respectively, from approximately $15,822,000 and $3,011,000, respectively, for the year ended December 31, 1995. Gross profit as a percent of sales increased to 16.0% in 1996 from 15.9% in 1995 primarily due to the acquisition of PimaGro.

Selling, general and administrative expenses increased to approximately $6,238,000, or 25.8% of sales, for 1996 as compared to $4,234,000, or 22.4% of sales, in 1995. The increase in such expenses relates to the selling, general and administrative expenses of PimaGro for the six months following its acquisition on July 1, 1996 and additional provisions related to legal claims of approximately $800,000. The additional legal provision relates to five claims, including former employee agreement disputes, various contract disputes and acquisition claims.

In the fourth quarter of 1996, management evaluated the future value of the investments made in Organi-Gro and the N-Viro technologies. Organi-Gro, which manufactures and sells poultry bedding, had generated losses in 1995 and 1996 and was inconsistent with the Company's future business strategies. As a result, the Company decided to sell all of the assets of Organi-Gro (which was accomplished in March 1997). It was also determined at that time, to discontinue operations relating to the N-Viro process. The Company had certain agency rights and had invested in property and equipment relating to the N-Viro process. By December 1996, the Company had limited customers and the Company saw no significant prospects for making the venture financially justifiable in the



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

future. As a result, the property and equipment were written down to the estimated fair value, and the carrying value of the agency rights was charged to operations. These decisions resulted in a charge to operations for the year ended December 31, 1996 of approximately $4,842,000. See notes 5 and 11 to Notes to the Consolidated Financial Statements.


Interest expense for 1996 was approximately $730,000, as compared to approximately $982,000 for 1995. This decrease of approximately $252,000 was directly attributable to reduced average debt levels throughout the year prior to assumption of debt related to the purchase of Pima Gro.

As a result of the foregoing, a net loss of approximately $7,582,000 was reflected in 1996 as compared to a net loss of approximately $4,507,000 in 1995.

SEASONALITY

The Company's business historically has not been seasonal, but has been subject to certain unusual weather conditions and unseasonably heavy rainfall which can temporarily reduce the availability of land application sites in close proximity to the Company's business.


During 1998 and 1999, the Company acquired companies, whose operations are subject to significant seasonal variations. During the winter months, the ground is frozen and land application cannot be performed. Generally, the product is stored by the customer during the winter months with transportation and land application services performed as the ground thaws. The Company now expects its revenues and operational results to be generally lower in the first calendar quarter.


BONDING

The amount of bonding capacity offered by sureties is a function of financial health of the Company requesting the bonding. As of December 31, 1998, the Company had a bonding capacity of approximately $20,000,000 with approximately $7,878,000 utilized as of that date. Management believes the existing capacity is sufficient to meet bonding needs for the foreseeable future, but is also currently negotiating to expand that availability as new contract opportunities arise. To date, no payments have been made by any bonding company for bonds issued for the Company.

LIQUIDITY AND CAPITAL RESOURCES

The Company has historically financed its operations principally through the sale of equity and debt securities, a credit facility and through funds provided by operating activities.

On March 31, 1998, the Company issued Series B Preferred Stock for total cash consideration of $3,500,004. This Series B Preferred Stock was convertible into common stock on a 1:1 ratio at a conversion price of $2.40 per share. On
June 10, 1998, a cash dividend of $420,000 was paid to the holders of Series B Preferred Stock; concurrently, the holders converted the Preferred Shares into 1,458,335 shares of Common Stock.

During 1998, the Company acquired A&J, EWR and Recyc for aggregate consideration of approximately $45,517,000 including approximately $9,410,000 in cash including acquisition costs. The preliminary allocations of the purchase prices resulted in goodwill of approximately $39,426,000, that is being amortized over 40 years.


The Company purchased additional capital assets during 1998 in the amount of approximately $2,558,000 and sold capital assets with proceeds totaling approximately $2,081,000.



As of December 31, 1998, the Company had current maturities on long-term debt of approximately $4,130,000, as compared to approximately $3,177,000 in 1997. The Company currently has the intent and ability to refinance the current maturities with its credit facility and has classified the 1998 portion of this debt as long-term indebtedness in the consolidated balance sheet as of December 31, 1998. The Company's long-term portion of debt was approximately $24,200,000 in 1998, reflecting an increase of approximately $18,086,000 over 1997. This increase is due primarily to the funding of the acquisitions of A&J, Recyc and EWR, and the assumption of debt pursuant to such acquisitions.



In October 1998, the Company obtained a new $40 million bank credit facility with Bank of America National Trust and Savings Association ("Bank of America"), which has the right to add participants to the credit facility. In November 1998, the credit facility was amended and in




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

December 1998, Bank of America assigned a portion of the credit facility to Union Bank of California. The credit facility was used to retire certain debt payable to various individuals and financial institutions and fund the acquisition of EWR. The credit facility bears interest at the bank eurodollar rate plus a margin based upon a pricing schedule in the credit facility. The weighted average interest rate in 1998 was 7.51%. The credit facility is secured by substantially all of the Company's assets. At December 31, 1998, the Company had borrowings from this credit facility of approximately $18,200,000 and amounts available under the credit facility of approximately $2,579,000. Amounts under the credit facility are subject to a borrowing base equal to 4.25 times earnings before interest, taxes, depreciation and amortization ("EBITDA") based on a trailing twelve months calculation, as defined in the credit facility less funded debt as defined, (which includes notes payable to former owners, which can be refinanced through the credit facility) until June 30, 1999, 4.00 until September 30,1999, and 3.75 times thereafter. The credit facility requires the Company to meet certain loan covenants, and the Company was in compliance with those covenants as of December 31, 1998. The credit facility expires in October 2001 and management anticipates that it will renegotiate and/or refinance this credit facility prior to that time. As of July 2, 1999, approximately $972,000 was available to the Company for additional borrowing under the facility. The decrease from December 31, 1998, primarily relates to the funding of acquisitions during fiscal 1999. The Company is currently renegotiating an increase to the facility with the banks.


At December 31, 1998, the Company had working capital of approximately $5,692,000. Accounts receivable and prepaid expenses and other currents assets increased by approximately $2,418,539 and $328,000, respectively, primarily due to the acquisitions of A&J, Recyc, and EWR. The Company evaluates the collectibility of its receivables based on a specific account-by-account review. The Company had allowances of approximately $197,000 and $190,000 at December 31, 1998 and 1997, respectively, and writeoffs of approximately $13,000 and $98,000 in 1998 and 1997, respectively. Accounts payable and accrued expenses decreased by approximately $104,000 as a result of (a) the reduction of legal accruals by approximately $650,000 (the Company had 5 significant legal matters open at the close of 1997 and only 2 significant legal matters pending at December 31, 1998), (b) increased trade payables and other accruals of approximately $325,000, of which $655,000 relates to additional trade payables relating to acquisitions, offset by $330,000 relating to reduced check processing time, and (c) an increase in accrued interest of approximately $218,000 related to additional debt incurred for the above acquisitions. The Company believes its cash requirements for 1999 can be met with existing cash, cash flows from operations and its borrowing availability under its credit facility.


The increase in other assets as of December 31, 1998 related primarily to an increase in deferred bank costs of approximately $360,000 associated with the credit facility, and non-compete agreements of approximately $307,000 with former owners of acquired companies.

The Company has undergone significant restructuring throughout the last two years, including changes in senior management and refinancing of its indebtedness. As a result of these changes, management believes the Company is better positioned to respond to opportunities in the biosolids market and aggressively pursue its goal of acquiring additional biosolids management companies.


Subsequent to December 31, 1998, the Company acquired all of the outstanding stock of National Resource Recovery, Inc. ("NRR") in exchange for 1,000,001 shares of the Company's Common Stock in a business transaction accounted for as a "pooling-of-interests" transaction. NRR is a biosolids company with operations in Michigan. The Company's historical financial statements and management discussion and analysis have been restated herein to reflect the transaction. Additionally, during 1999, the Company acquired three other biosolids management companies. The total purchase price was approximately $22,451,000. These acquisitions were funded through the issuance of approximately 3,045,000 shares of common stock and $13,827,000 in cash. The cash was funded through the Company's credit facility. The transactions were recorded using the purchase method of accounting.


YEAR 2000

IMPACT OF YEAR 2000

The Year 2000 issue exists because many computer systems and applications currently use two-digit fields to designate the year. As the century change occurs, computer programs, computers, and embedded microprocessors controlling equipment with date-sensitive systems may recognize the Year 2000 as 1900, or not at all. This inability to recognize or properly handle the Year 2000 date may result in computer system failures or miscalculations of financial and operational information as well as failures of equipment controlling date-sensitive microprocessors. Most of our major customers are municipalities with wastewater treatment plants. It is likely that most of these plants have computer-controlled processes, some of which may slow down or even halt delivery of biosolids. We will address all of these potential problem areas in the sections below.



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

State of Readiness: We began formulating a plan to address the Year 2000 ("Y2K") issue during 1997. The plan consists of three phases: awareness, assessment, and renovation. In the Awareness Phase, we established a Year 2000 committee with membership from the executive, operations, legal, financial, and information technology departments. This committee provides the leadership for developing the plan, assessing the impact of Year 2000 issues, and giving directives to each of the functional areas for implementation of the plan.


To date our primary focus has been on the assessment of our own internal systems. We have inventoried all of the Company's computer hardware. Most of this hardware was purchased after August of 1998 from a national manufacturer, was NTSL tested prior to shipment, and is in full compliance. The remaining hardware will either be replaced or tested and have BIOS upgrades if needed by the end of the third quarter 1999.


The Company is using Microsoft Office for our desktop suite so no significant Year 2000 impact is expected. All of the accounting and financial reporting functions are performed at the corporate office using third party software from a national vendor that is Year 2000 compliant. Our remote locations are currently running proprietary software that has been written to collect data pertaining to the pickup, hauling, land application and composting of biosolids. Most of these systems are written in current versions Microsoft Access and Excel and are Year 2000 compliant. There are potential issues concerning Year 2000 that could arise if any of the other systems are not Year 2000 compliant. We are currently implementing a new Manifest and Compliance System that is Year 2000 compliant. The implementation of this new system at all of our locations will be completed by the fall of 1999. We use specialized spreading equipment in many (but not all) of our land application operations. We have on file a statement from the vendor that these vehicles are Year 2000 compliant. This information is also available on the vendors Internet site.


We have recently begun to assess the potential for Year 2000 problems with the information systems of our customers, vendors, sub-contractors and other third parties. We have received some preliminary information concerning Year 2000 readiness from some of our customers, vendors, sub-contractors, and other third parties. Additionally, we are preparing questionnaires, which we expect to mail in summer of 1999. We expect to engage in discussions with those parties who have failed to show proof of compliance prior to the fall of 1999 in an attempt to determine the extent to which we are vulnerable to those parties' non-compliance. We are currently unable to estimate the costs that we may incur to remedy the Year 2000 issues relating to these parties.

Costs to Address the Year 2000 Issue: The cost to date for our Year 2000 program is $50,000. Most of this cost was for workstation computers and servers that were replaced for reasons not involving Y2K. Although we have not completed our assessment, we do not currently believe that the future costs associated with our Year 2000 program will be more than $25,000.


Risks to the Company: The risks to the Company involve our customers', vendors', and sub-contractors' failure to reach compliance. Most of our customers are large municipalities that are engaged in or have completed Y2K testing. It is possible that those customers whose waste water treatment plants are not Y2K compliant may suffer failures that cause those customers to delay placing orders for biosolids removal from their wastewater treatment plants. Date functionality is typically not used in process control application software. More common is the use of relative time. We are still, however, dependent on our customers having an effective Year 2000 compliance program in place. We have prepared a questionnaire that will be mailed to our major customers in July. If we have not had a response from them by September, we will open a dialog with them to ensure their state of readiness. In the case of our vendors and sub-contractors, we will take special care in reviewing the compliance of all of the equipment and services needed to perform day to day operational functions. Most of our subcontractors are trucking companies. The information that we receive from them is typically in the form of a manually prepared invoice. This process should not be affected by the year change. The three vendors for other services critical to our operation (spreading equipment, telecommunications, and financial services) are all national suppliers of these services and have stated that they are Year 2000 compliant in our discussions and on their Internet sites.


Furthermore, as a result of the Company's ongoing acquisition program, our assessment of Year 2000 issues may change. As we acquire companies, we attempt to assess Year 2000 issues relating to their computer systems and operating processes. Our current integration plan also attempts to have them integrated into our business systems within a short period of time. We feel that this minimizes our exposure to their failure to meet Y2K compliance.

If any of the above uncertainties were to occur, our business, financial conditions, and results of operations would be adversely affected. As such, there can be no assurance that the systems of customers, vendors, newly acquired companies, sub-contractors, and other third party relationships on which we may rely will be made Year 2000 compliant in a timely manner or that any such failure to be Year 2000 compliant by another company would not have an adverse effect on our business or consolidated results of operations, financial position or liquidity. We are unable to assess the likelihood of such events occurring or the extent of the effect on the Company.

Contingency Plan: We are in the process of developing a comprehensive contingency plan to address avoidable or unavoidable Year 2000 risks with internal information technology systems and with customers, vendors, newly acquired companies, sub-contractors, and other third parties. We expect to have this plan completed by the summer of 1999.

GOODWILL

The consolidated balance sheet at December 31, 1998, includes goodwill representing approximately 64.7% of assets and 125.9% of stockholders' equity. An intangible asset, goodwill arises when a buyer accounts for a business acquisition under the purchase method of accounting and the purchase price exceeds the fair value of the tangible and separately measurable intangible net assets of that business. Generally accepted accounting principles require that the buyer amortize this and all other intangible assets over the period benefited. This amortization represents a noncash deduction in the determination of current operating net income which does not affect cash flows, but does reduce reported earnings.


The Company has determined the estimated benefits period for goodwill to be 20 to 40 years with a substantial majority of such goodwill with a life of 40 years. If the Company has understated or overlooked a material intangible asset having a benefit period less than the amortization period being used, or has overlooked factors indicating that a shorter benefit period for goodwill is appropriate, (1) earnings reported in periods immediately following the acquisition will be overstated and (2) earnings subsequently would be burdened by a continuing charge without the associated benefit to income that is expected in arriving at the consideration paid for acquisitions. Earnings in later years also could be significantly affected if management then determines that the remaining balance of goodwill has become impaired. The Company has reviewed all the factors and related future cash flows considered in arriving at the amount paid for acquisitions. The Company has concluded that (1) the anticipated future cash flows associated with the intangible assets recognized in the acquisitions will continue throughout the period of amortization selected and (2) no persuasive evidence exists that any material portion will dissipate over a shorter period. The Company's conclusion may prove to be incorrect. During May 1999, the Financial Accounting Standards Board ("FASB") tentatively decided to reduce the current maximum write-off period for goodwill from 40 years to 20 years for most companies. The 20 year write-off period may apply only to acquisitions occurring after a future effective date that the FASB will set. The FASB will issue a formal proposal on this subject for public comment later in the year. Should the FASB's final pronouncement apply only to business combinations consummated after a future date, there should be no impact on the amortization expense for our previously consummated acquisitions that use a 40 year goodwill life. However, if the FASB effects a change that requires us to apply a reduced amortization period on our previous acquisitions, our future operating results would be negatively impacted.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Synagro Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Synagro Technologies, Inc. (a Delaware corporation), and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synagro Technologies, Inc., and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.



As discussed in Note 1, the accompanying consolidated financial statements reflect the Company on a historical basis as restated for the effect of a pooling-of-interests transaction completed in the first quarter of 1999.





ARTHUR ANDERSEN LLP

Houston, Texas
June 30, 1999

                           SYNAGRO TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEETS



                                                                                             DECEMBER 31,
                                                                                     ---------------------------

                                                                                         1998           1997
                                                                                     ------------   ------------
                  ASSETS
Current Assets:
     Cash and cash equivalents                                                       $    414,712   $    281,043
     Short-term investments                                                                    --         64,504
     Restricted cash, current portion                                                     680,656        172,925
     Accounts receivable, net                                                           6,523,944      4,105,405
     Note receivable, current portion                                                     436,325        543,706
     Prepaid expenses and other current assets                                          1,679,381      1,351,212
                                                                                     ------------   ------------
          Total current assets                                                          9,735,018      6,518,795

Property, machinery & equipment, net                                                   12,394,018      9,888,583

Other Assets:
     Goodwill, net of accumulated amortization of $15,594,918 and $996,079             43,130,904      4,333,277
     Restricted cash, long-term portion                                                        --        173,387
     Notes receivable, long-term portion                                                  262,829             --
     Other                                                                              1,099,714        251,594
                                                                                     ------------   ------------
Total assets                                                                         $ 66,622,483   $ 21,165,636
                                                                                     ============   ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Current portion of long-term debt                                               $         --   $  2,777,871
     Notes payable to prior owners, current portion                                            --        398,890
     Accounts payable and accrued expenses                                              4,043,512      4,147,377
                                                                                     ------------   ------------
          Total current liabilities                                                     4,043,512      7,324,138
Long term liabilities:
     Long-term debt                                                                    21,651,197      6,114,000
     Notes payable to prior owners                                                      6,679,039             --
                                                                                     ------------   ------------
          Total long term liabilities                                                  28,330,236      6,114,000

                   COMMITMENTS AND CONTINGENCIES

Stockholders' Equity:
     Preferred stock, $.002 par value, 10,000,000 shares authorized,
          none issued and outstanding                                                          --             --
     Common Stock, $.002 par value, 100,000,000 shares authorized,
          14,251,706, shares and 8,610,306 issued and outstanding                          28,503         17,221
     Additional paid in capital                                                        56,495,873     25,513,915
     Accumulated deficit                                                              (22,275,641)   (17,803,638)
                                                                                     ------------   ------------
          Total stockholders' equity                                                   34,248,735      7,727,498
                                                                                     ------------   ------------
          Total liabilities and stockholders' equity                                 $ 66,622,483   $ 21,165,636
                                                                                     ============   ============



        The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                                   1998              1997              1996
                                                                               ------------      ------------      ------------
Net sales                                                                      $ 33,564,831      $ 28,036,056      $ 24,174,505
Cost of service                                                                  28,116,069        23,239,213        20,306,298
                                                                               ------------      ------------      ------------
Gross profit                                                                      5,448,762         4,796,843         3,868,207

Selling, general and administrative expenses                                      4,809,474         3,804,901         6,237,816

Other charges (credits):
   Loss on assets held for sale and other special charges/(credits)                 (63,799)         (721,286)        4,841,807
                                                                               ------------      ------------      ------------
                       Income (loss) from operations                                703,087         1,713,228        (7,211,416)
                                                                               ------------      ------------      ------------

Other income (expense):
   Other income, net                                                                317,714           409,283           359,685
   Interest                                                                      (1,558,219)       (1,006,790)         (730,406)
                                                                               ------------      ------------      ------------
                       Total                                                     (1,240,505)         (597,507)         (370,721)
                                                                               ------------      ------------      ------------

Net income (loss) before redeemable preferred dividends and income taxes           (537,418)        1,115,721        (7,582,137)
Provision for income taxes                                                               --                --                --
                                                                               ------------      ------------      ------------
Net income (loss) before redeemable  preferred dividends                           (537,418)        1,115,721        (7,582,137)
Redeemable preferred stock dividends                                              3,934,585                --                --
                                                                               ------------      ------------      ------------
Net income (loss) applicable to common stock                                   $ (4,472,003)     $  1,115,721       $(7,582,137)
                                                                               ============      ============      ============


Income per common and common share equivalent:
   Net income (loss), basic                                                    $       (.40)     $        .13       $     (1.04)
   Net income (loss), diluted                                                  $       (.40)     $        .13       $     (1.04)

Weighed average shares outstanding, basic                                        11,207,249         8,545,114         7,266,760
Weighed average shares outstanding, diluted                                      11,207,249         8,740,345         7,266,760


       The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                         COMMON STOCK            ADDITIONAL
                                                  -------------------------     ------------
                                                                                  PAID-IN          ACCUMULATED
                                                    SHARES          AMOUNT        CAPITAL            DEFICIT            TOTAL
                                                  ----------       --------     ------------       ------------      ------------

BALANCE, December 31, 1995..................       6,952,758       $ 13,906     $ 22,215,785       $(11,337,222)     $ 10,892,469

   Additional shares issued ................         100,000       $    200     $    134,800                 --      $    135,000
   Shares issued in acquisition.............         155,000            310          222,425                 --           222,735
   Conversion of long-term debt.............         144,344            289          189,711                 --           190,000
   Exercise of options......................           3,333              7            6,659                 --             6,666
   Net loss.................................              --             --               --         (7,582,137)       (7,582,137)
                                                  ----------       --------     ------------       ------------      ------------
BALANCE, December 31, 1996..................       7,355,435         14,712       22,769,380        (18,919,359)        3,864,733

   Redemption of warrants, net..............       1,324,243          2,648        2,947,412                 --         2,950,060
   Shares exchanged in repayment of
    notes receivable........................         (74,372)          (149)        (212,867)                --          (213,016)
   Exercise of options......................           5,000             10            9,990                 --            10,000
   Net income...............................              --             --               --          1,115,721         1,115,721
                                                  ----------       --------     ------------       ------------      ------------
BALANCE, December 31, 1997..................       8,610,306         17,221       25,513,915        (17,803,638)        7,727,498

   Shares issued in acquisitions............       4,152,981          8,306       23,773,983                 --        23,782,289
   Conversion of preferred stock............       1,458,335          2,916        3,429,968                 --         3,432,884
   Issuance of warrants.....................              --             --          200,000                 --           200,000
   Exercise of options and warrants.........          30,084             60           63,422                 --            63,482
   Preferred stock dividends................              --             --        3,514,585         (3,934,585)         (420,000)
   Net loss.................................              --             --               --           (537,418)         (537,418)
                                                  ----------       --------     ------------       ------------      ------------
BALANCE, DECEMBER 31, 1998..................      14,251,706       $ 28,503     $ 56,495,873       $(22,275,641)     $ 34,248,735
                                                  ==========       ========     ============       ============      ============



        The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                            1998                1997               1996
                                                                       ------------        ------------        ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss) before preferred stock dividends ..........      $   (537,418)       $  1,115,721        $ (7,582,137)
      Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities-
         Depreciation ...........................................         1,856,866           1,610,268           2,022,203
         Amortization ...........................................           667,845             228,895             255,690
         Loss on assets held for sale and other special
         charges (credits) ......................................          (251,476)           (721,286)          4,841,807
         Gain on sale of property, machinery and equipment ......          (145,333)           (251,470)           (261,319)
         Other ..................................................                --            (113,133)                 --
    (Increase) decrease in the following, excluding
    the effects of acquisitions-
              Accounts receivable ...............................          (596,818)         (1,466,866)           (669,516)
              Inventory .........................................                --                  --             111,429
              Prepaid expenses and other current assets .........          (161,355)         (1,124,110)            757,382
              Other assets ......................................          (338,832)           (118,950)            (21,952)
    Increase (decrease) in the following, excluding
    the effects of acquisitions-
              Accounts payable and accrued expenses .............          (787,629)             (9,482)          1,515,557
                                                                       ------------        ------------        ------------
         Net cash provided by (used in) operating
         activities .............................................          (294,150)           (850,413)            969,144
                                                                       ------------        ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of businesses, net of cash acquired ................        (9,411,182)                 --          (1,277,265)
    Purchase of property, machinery and equipment ...............        (2,557,826)         (1,634,722)         (1,643,928)
    Proceeds from sale of property, machinery and equipment .....         2,081,026             456,564             640,404
    Sales of short-term investments, net ........................            64,504             495,496             455,743
    Proceeds from notes receivable ..............................           138,999             121,286                  --
                                                                       ------------        ------------        ------------
         Net cash used in investing activities ..................        (9,684,479)           (561,376)         (1,825,046)
                                                                       ------------        ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from debt ..........................................         8,419,768           1,360,945           5,829,103
    Payments on debt ............................................        (1,049,492)         (3,301,330)         (7,135,023)
    Increase in restricted cash .................................          (334,344)               (950)             (5,105)
    Preferred stock dividend ....................................          (420,000)                 --                  --
    Redemption of warrants, net .................................                --           2,950,060                  --
    Issuance of preferred stock, net of offering costs ..........         3,432,884                  --                  --
    Issuance of stock ...........................................                --                  --             135,000
    Exercise of options and warrants ............................            63,482              10,000               6,666
                                                                       ------------        ------------        ------------
         Net cash provided by (used in) financing
         activities .............................................        10,112,298           1,018,725          (1,169,359)
                                                                       ------------        ------------        ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............           133,669            (393,064)         (2,025,261)
CASH AND CASH EQUIVALENTS, beginning of year ....................           281,043             674,107           2,699,368
                                                                       ------------        ------------        ------------
CASH AND CASH EQUIVALENTS, end of year ..........................      $    414,712        $    281,043        $    674,107
                                                                       ============        ============        ============


       The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                   (Continued)


                                                                            1998                1997               1996
                                                                       ------------        ------------        ------------

SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest paid................................................      $  1,008,430        $  1,025,788        $    818,039

    Taxes paid...................................................                --                  --                  --

                   NONCASH INVESTING AND FINANCING ACTIVITIES

On March 31, 1998, the Company issued 1,458,335 shares of Series B Preferred Stock, $.002 par value per share (the "Preferred Stock"), with a beneficial conversion feature. The Company recognized the value of the beneficial conversion feature of $3,514,585 as a preferred dividend.

On June 10, 1998, the Preferred Stock was converted into 1,458,335 shares of the Company's Common Stock.

The Company sold the operations of a wholly-owned subsidiary in 1997. The net assets and liabilities sold were approximately $978,000 net of a loss allowance of approximately $2.4 million and assumed debt by the purchaser was approximately $978,000 in exchange for a note receivable of approximately $1.4 million which was initially reserved at the date of sale. (NOTE 11)

In 1997, $946,000 of assets were purchased in accordance with a purchase and sale agreement. The purchase was financed through debt.

In 1997, approximately $213,000 of notes receivable was repaid with 74,372 shares of Common Stock.

In 1996, $190,000 of debentures were converted into 144,344 shares of Common Stock.

In 1996, $1,325,150 of machinery and equipment was acquired with debt.

        The accompanying notes are an integral part of these consolidated financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

BUSINESS AND ORGANIZATION

Synagro Technologies, Inc., a Delaware corporation ("Synagro"), and collectively with its subsidiaries (the "Company") is engaged in the biosolids management business. The Company does this through beneficial reuse of organic materials, transportation and monitoring of biosolids, and the marketing of end products from the treatment of such materials. The Company is headquartered in Houston, Texas and operates throughout the United States.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Synagro and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated. As discussed further in Note 2, the Company acquired National Resource Recovery, Inc., on March 1, 1999, in a transaction accounted for as a pooling-of-interests. The historical consolidated financial statements of the Company have been restated for all periods presented for the effect of the pooling-of-interests transaction.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. Short-term investments have maturities greater than three months at the date of purchase. At December 31, 1997, short-term investments consisted of certificates of deposit. All short-term investments have been classified as held-to-maturity at December 31, 1997. These investments have various maturity dates which do not exceed one year. These securities are carried at cost, which approximates fair value.

PROPERTY, MACHINERY AND EQUIPMENT

Property, machinery and equipment is stated at cost. Depreciation is being provided using straight-line and accelerated methods over estimated useful lives of three to twenty years. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property, machinery and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

In the second quarter of 1997, the Company changed the estimated useful lives of certain fixed assets. The change which had an impact of less than one-half of $0.01 on net income per share did not materially effect the Company's results of operations.

GOODWILL

Goodwill represents the aggregate purchase price paid by the Company in acquisitions accounted for as a purchase over the fair value of the net tangible assets acquired. Goodwill is amortized on a straight-line basis over the estimated period of benefit ranging from 20 to 40 years.

In the event that facts and circumstances indicate that goodwill may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. The Company believes the goodwill remaining as of December 31, 1998, is fully realizable.

At December 31, 1998, goodwill of approximately $3,879,000 is being amortized over a 20 year life. The Company's remaining goodwill is being amortized over a 40 year life. Goodwill amortization expense was $255,690, $228,895 and $628,839 for 1996, 1997 and 1998, respectively.

OTHER ASSETS

Included in other assets are non-compete agreements. These agreements are valued at cost and amortized on a straight-line basis over the term of the agreement, which is generally for two to five years. Amortization expense was approximately $40,000 in 1998 and -0- in 1997 and 1996, respectively. Additionally, the Company had deferred financing costs in connection with the credit facility disclosed in Note 6, the costs are being expensed over the term of the agreement.

REVENUE RECOGNITION

Revenues are recognized as services are completed and provided.

USE OF ESTIMATES

In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LONG-LIVED ASSETS

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's adoption of SFAS No. 121 did not have a material effect on the Company's financial position or results of its operations.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior years' financial statements to conform with the 1998 presentation.

CONCENTRATION OF CREDIT RISK

The Company provides services to a broad range of geographical regions. The Company's credit risk primarily consists of receivables from a variety of customers including, state and local agencies, municipalities and private industries. The Company reviews its accounts receivable and provides allowances as deemed necessary.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This standard provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

NEW ACCOUNTING PRONOUNCEMENTS


In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the display of comprehensive income and its components in the financial statements. Comprehensive income represents all non-stockholder related changes in equity of an entity during the reporting period, including net income and charges directly to equity, which are excluded from net income. For the three years ended December 31, 1998, there are no material differences between the Company's "traditional" and "comprehensive" net income.


Effective December 31, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for segment reporting which are based on the way management organizes segments within a company for making operating decisions and assessing performance. Through December 31, 1998, the Company operated in one segment namely, the biosolids management business segment.

In February 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits," which becomes effective for financial statements for the year ended December 31, 1998. SFAS No. 132 requires revised disclosures about pensions and other postretirement benefit plans. The Company has adopted the provisions of SFAS No. 132, and it does not have a material effect on the Company's consolidated financial position or result of operations.


In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which becomes effective for financial statements beginning after June 15, 1999. SFAS No. 133 requires a company to recognize all derivative instruments (including certain derivative instruments embedded in other contracts) as assets or liabilities in its balance sheet and measure them at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB amended SFAS No. 133 to defer its effective date to all fiscal quarters and all fiscal years beginning after June 15, 2000. The Company is evaluating SFAS No.133 and the impact on existing accounting policies and financial reporting disclosures. However, the Company has not historically engaged in activities or entered into arrangements normally associated with derivative instruments.


In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP provides guidance with respect to accounting for the various types of costs incurred for computer software developed or obtained for the Company's use. The Company adopted SOP 98-1 in the first quarter of fiscal 1999 which did not have a material effect on its consolidated financial position or result of operations.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities to be expensed as incurred, and upon adoption, previously deferred costs should be charged as a cumulative effect of a change in accounting principle. The statement is effective for financial statements beginning after December 15, 1998. The adoption of this standard is not expected to have a material effect on the Company's consolidated financial position or result of operations.

(2) ACQUISITIONS -

ENVIRONMENTAL WASTE RECYCLING, INC.

On November 5, 1998, the Company acquired Environmental Waste Recycling Inc. ("EWR"), a biosolids management company for approximately $9,487,000. The acquisition was financed through the issuance of 865,125 shares of Common Stock with a market value of approximately $2,812,000, $200,000 in debt and approximately $6,475,000 in cash and acquisition costs. The Common Stock was valued in accordance with the provisions of Emerging Issues Task Force ("EITF") 95-19. The transaction was recorded using the purchase method of accounting. The accompanying balance sheet as of December 31, 1998, includes a preliminary allocation of the purchase price and is subject to final adjustments which management believes will not be material. The preliminary allocation resulted in approximately $7,091,000 of goodwill, that is being amortized over 40 years. The purchase agreement provides for the payment of additional cash and stock consideration in an aggregate amount not to exceed $2,956,216 in the event certain financial targets are realized during the twelve-month period after closing. The Company financed the cash portion of the merger consideration with borrowings under its credit facility with Bank of America.

RECYC, INC.


On July 24, 1998, the Company acquired Recyc, Inc. ("Recyc"), a biosolids composting company, for approximately $15,573,000. The acquisition was financed through the issuance of 1,475,323 shares of Common Stock with a market trading value of approximately $8,573,000, $5,646,000 in debt, and $1,354,000 in cash and acquisition costs. The Common Stock issued was valued in accordance with the provisions of EITF 95-19. The transaction was recorded using the purchase method of accounting. The accompanying balance sheet as of December 31, 1998, includes a preliminary allocation of the purchase price and is subject to final adjustments which management believes will not be material. The accompanying balance sheet as of December 31, 1998 includes a preliminary allocation resulting in approximately $14,964,000 of goodwill that is being amortized over 40 years. An unsecured note in the approximate amount of $2,305,000 was issued to the prior owner with principal due November 2000. The note bears annual interest of 7% and is payable quarterly with the first payment made in November 1998. The note has no financial covenants. The principal owed under the promissory note may be offset, and up to 375,000 of the shares issued to the prior owners may be returned to the Company if certain postclosing conditions are not met. In connection with the acquisition, the Company entered into a lease agreement with an option to purchase with the prior owners, as trustees of a family trust of said stockholders, providing for the lease by Recyc of a composting facility. In addition, the Company entered into a transportation agreement with an initial term of two years with Recyc Trucking, Inc., ("RTI"), a company owned by the prior owners, for the provision by RTI of certain transportation services relating to Recyc's operations.

A&J CARTAGE AND RELATED COMPANIES

On June 23, 1998, the Company purchased the stock of A&J Cartage, Inc., a Wisconsin company, Michigan Organic Resources, Inc., a Michigan company, and A&J Cartage Southeast, Inc., a Florida company (collectively "A&J") all of which provide biosolids management services, for approximately $19,802,000. The acquisitions were financed through the issuance of 1,812,533 shares of Common Stock with a market trading value of approximately $12,398,000, approximately $5,823,000 in debt and $1,581,000 in cash and acquisition costs. The Common Stock issued was valued in accordance with the provisions of EITF 95-19. The transactions were recorded using the purchase method of accounting. The accompanying balance sheet as of December 31, 1998, includes a preliminary allocation of the purchase price and is subject to final adjustments which management believes will not be material. The preliminary allocation resulted in approximately $17,372,000 of goodwill that is being amortized over 40 years. The unsecured notes issued to the prior owner are payable in quarterly installments with the first installment due January 1, 1999. The notes bear annual interest rate of 7%. The notes have no financial covenants.

The Company purchased all of the common stock of A&J, Recyc and EWR during 1998. The assets acquired and liabilities assumed were as follows for the year ended December 31, 1998.


Net cash paid including acquisition costs          $  9,410,000
Fair value of tangible assets acquired               (6,091,000)
Liabilities assumed                                     655,000
Notes payable - Issued and Assumed                   11,669,000
Common Stock issued                                  23,783,000
                                                   ------------
Goodwill                                           $ 39,426,000
                                                   ============

BFI ORGANICS DIVISION

Effective August 1, 1997, the Company purchased certain assets and revenue contracts of the Organics Division of Browning Ferris Industries, Inc. in the District of Columbia, Georgia, Maryland, Ohio, Pennsylvania, and Virginia for approximately $946,000. The acquisition was financed through the issuance of third-party debt. The debt bears an interest rate equal to 30 day commercial paper plus 2.77%.

PIMA GRO SYSTEMS, INC.

Effective July 1, 1996, the Company acquired all the issued and outstanding stock of Pima Gro Systems, Inc., and Pima Gro Systems 2, Inc. (collectively, PimaGro), a company engaged in the business of recycling and transportation of biosolids. The aggregate purchase price was approximately $3,096,000, consisting of approximately $1,277,000 in cash, $1,595,000 in notes payable and 155,000 shares of the Company's Common Stock valued at approximately $223,000, subject to an additional contingent sum on the purchase price of $5.20 for each dollar by which the pretax earnings of PimaGro, for each of the fiscal years during 1996 through 1998, exceed the base amount of $380,000 in 1996 and, subject to certain adjustments to the base amount, during the two following fiscal years. The additional contingent sum may be payable by the Company, if at all, in cash, Common Stock or promissory notes, or any combination thereof. Such amounts which may be payable as contingent sum payments will be held in escrow until March 31, 1999, and subject to reduction based on amounts expended by the Company for certain capital expenditures and costs reserved for the development of certain business sites. As of December 31, 1998, there were no additional contingent amounts payable by the Company. The acquisition has been accounted for under the purchase method and, accordingly, the operating results of PimaGro have been included in the operating results of the Company since the date of acquisition. The excess of the total acquisition cost over the fair value of the net assets acquired (goodwill) in the amount of $1,419,000 is being amortized on a straight-line basis over 40 years.

The Company purchased all of the common stock of PimaGro during 1996. The assets acquired and liabilities assumed were as follows for the year ended December 31, 1996:

Net cash paid                                      $  1,277,000
Fair value of tangible assets acquired               (4,792,000)
Liabilities assumed                                   3,116,000
Notes payable - issued                                1,595,000
Common Stock issued                                     223,000
                                                   ------------
Goodwill                                           $  1,419,000
                                                   ============

The following unaudited pro forma information for the periods set forth below gives effect to the acquisitions of A&J, Recyc and

EWR as if they had occurred at the beginning of 1997. The unaudited pro forma information is presented for information purposes only and is not necessarily indicative of actual results which might have occurred if the acquisitions had been made at the beginning of the periods presented.

                                                              YEAR ENDED
                                                        DECEMBER 31 (UNAUDITED)
                                                      -------------------------
                                                           1998          1997
                                                      ------------ ------------
Net sales                                             $ 48,272,298   50,133,695
Net income (loss) before Preferred Stock Dividends       1,255,573    2,993,880
Net earnings (loss) applicable to Common Stock          (2,679,012)   2,993,880

Net earnings (loss) per share
          Basic                                               (.20)         .24
          Diluted                                             (.20)         .23


ACQUISITION OF NATIONAL RESOURCE RECYCLING, INC.


During March 1999, Synagro Technologies completed the acquisition of all the common stock of National Resource Recycling, Inc. ("NRR"), in a business combination accounted for as a "pooling-of-interests" transaction. NRR, headquartered in Michigan, provides biosolids management services. Synagro issued 1,000,001 shares of common stock in exchange for all of the common stock of NRR. There were no transactions between Synagro and NRR during the periods prior to the business combination.



The following table summarizes the restated revenues, net income and per share data of Synagro after giving effect to the pooling transaction (in thousands, except per share data).



                                                                           YEARS ENDED DECEMBER 31,
                                                                           ------------------------
                                                            1996                      1997                    1998
                                                            ----                      ----                    ----
                                                                  NET                       NET                     NET
                                                     REVENUES    INCOME      REVENUES     INCOME      REVENUES    INCOME
                                                     --------    -------     --------     -------     --------    -------
Revenues and net income-
   As previously reported in 1998 Form 10-K/A        $22,977     $(7,589)     $25,303     $   832     $29,967     $(4,672)
   NRR ...........................................     1,198           5        2,733         284       3,598         200
                                                     -------     -------      -------     -------     -------     -------

       As restated ...............................   $24,175     $(7,582)     $28,036     $ 1,116     $33,565     $(4,472)
                                                     =======     =======      =======     =======     =======     =======

Basic earnings per share-
   As previously reported in 1998 Form 10-K/A                    $ (1.21)                 $  0.11                 $ (0.46)
   NRR............................................                   .17                     0.02                    0.06
                                                                 -------                  -------                 -------

       As restated................................               $ (1.04)                 $  0.13                 $ (0.40)
                                                                 =======                  =======                 =======
Diluted earnings per share-
   As previously reported in 1998 Form 10-K/A                    $ (1.21)                 $  0.11                 $ (0.46)
   NRR............................................                   .17                     0.02                    0.06
                                                                 -------                  -------                 -------

       As restated................................               $ (1.04)                 $  0.13                 $ (0.40)
                                                                 =======                  =======                 =======



(3) PROPERTY, MACHINERY AND EQUIPMENT --

Property, machinery and equipment consists of the following:

                                                                   DECEMBER 31,
                                        ESTIMATED USEFUL   --------------------------
                                          LIVE-IN YEARS       1998           1997
                                          -------------    -----------    -----------
Land                                                N/A    $   444,958    $   576,884
Buildings                                            20             --        252,093
Machinery and equipment                            3-10     17,116,636     13,949,911
Office furniture and equipment                     3-10        552,264        380,800
Leasehold improvements                             7-20        197,265        106,100
Construction in process                              --        225,644        116,725
                                                           -----------    -----------
                                                            18,536,767     15,382,513

Less- Accumulated depreciation and amortization              6,142,749      5,493,930
                                                           -----------    -----------
                                                           $12,394,018    $ 9,888,583
                                                           ===========    ===========


(4)   DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS --

Activity of the Company's allowance for doubtful accounts consists of the following:

                                                                DECEMBER 31,
                                                          -----------------------
                                                            1998          1997
                                                          ---------     ---------
Balance at beginning of year                              $ 189,862     $ 287,514
Deductions for recoveries and for uncollectible
   receivables written off                                  (13,092)      (97,652)

Allowance for doubtful accounts of purchased companies
  at acquisition date                                        20,000            --
                                                          ---------     ---------
Balance at end of year                                    $ 196,770     $ 189,862
                                                          =========     =========


Accounts payable and accrued expenses consist of the following:


                                               DECEMBER 31
                                        ------------------------
                                           1998         1997
                                        ----------    ----------
Accounts payable                        $2,790,668    $2,580,887
Accrued legal and other claims costs       287,378       937,065
Accrued salaries and benefits              102,808        84,495
Accrued interest                           294,723        77,025
Other accrued expenses                     567,935       467,905
                                        ----------    ----------
                   Total                $4,043,512    $4,147,377
                                        ==========    ==========


(5) AGENCY RIGHTS --

The Company had the exclusive agency rights to market the "N-Viro Process" in the southwestern United States. The "N-Viro Process" is a process to convert biological organic waste into marketable products. The Company acted as the agent to collect all of the fees from any licensees and to pay to N-Viro International any amounts not payable to the Company as compensation pursuant to the agency and license agreements.

In December 1996, the Company decided to wind down and discontinue its operations relating to the N-Viro Process and accordingly determined that a permanent impairment had occurred in the value of the agency rights. The carrying value of the agency rights of approximately $1,178,000 was charged to operations. In addition, the Company sold certain assets related to these operations and recorded a charge to operations in the fourth quarter of 1996 amounting to approximately $1,200,000 to adjust the carrying values of these assets to their estimated fair market values. These charges are included in "loss on assets held for sale and other special charges (credits)" in the accompanying consolidated statements of operations. The remaining assets in the amount of approximately $397,000 in 1998 and 1997, respectively, have been classified as property, machinery and equipment in the accompanying consolidated balance sheet at December 31, 1998 and 1997.

(6) LONG-TERM DEBT OBLIGATIONS --

Long-term debt obligations consist of the following:


                                                                                      December 31
                                                                               --------------------------
                                                                                  1998           1997
                                                                               -----------    -----------
Term loan with a bank, repaid with credit facility                             $        --    $ 4,000,000
Revolving credit facility with a bank                                           18,200,000      1,037,270
Economic development revenue bonds                                                 630,000        945,000
Note payable to a financial institution, maturing in varying
   Installments through the year 2002, secured by certain assets of the
   Company, with an interest rate of 4%                                            245,757        300,000
Capital lease obligations                                                          233,557        297,177
Notes payable to financial institution and individuals, maturing in varying
   Installments through the year 2001, secured by equipment with
   interest rates ranging from 8% to 11%                                         2,341,883      2,312,424
                                                                               -----------    -----------
                       Total debt                                               21,651,197      8,891,871
Less:
Current maturities                                                                      --      2,777,871
                                                                               -----------    -----------
                Long-term debt, net of current maturities                      $21,651,197    $ 6,114,000
                                                                               ===========    ===========


CREDIT FACILITY

On October 7, 1998, the Company obtained a $40 million bank credit facility (the "Facility"). The Facility was used to retire certain debt payable to various individuals and financial institutions. The Facility is secured by substantially all of the Company's assets.

The Facility expires October 5, 2001, and bears interest at the bank eurodollar rate plus a margin based upon a pricing schedule per the Facility agreement (7.4% at December 31, 1998). The weighted average interest rate in 1998 was 7.51%. The Facility is subject to a borrowing base equal to 4.25 times earnings before interest, taxes, depreciation and amortization ("EBITDA") based on a trailing twelve months calculation, as defined in the Facility, less funded debt as defined, (which includes notes payable to prior owners, which can be refinanced through the Facility), until June 30, 1999, 4.00 until September 30, 1999, and 3.75 times EBITDA thereafter. Amounts available for additional borrowing under the Facility at December 31, 1998 totaled approximately $2,579,000.

The Facility requires the consent of the lenders for acquisitions exceeding a certain level of cash consideration, prohibits the payments of cash dividends, limits the issuance of indebtedness and requires the Company to comply with certain financial covenants, including a minimum net worth requirement, maximum senior and total debt to pro forma EBITDA and interest coverage ratio. The Company was in compliance with all covenants as of December 31, 1998.

The Facility was used to payoff the Company's previous facility with LaSalle National Bank ("LaSalle") which had been obtained through two of the Company's subsidiaries. The previous facility consisted of a $5 million revolving line of credit and a $5 million term loan. The amount under the line of credit was subject to a borrowing base of 85% of eligible accounts receivable, as defined in the agreement. The term loan required principal payments of $1 million a year. The revolving line of credit required the Company to direct all its account debtors to make all payments on the accounts to a lockbox designated by, and under the control of, LaSalle. Additionally, the bank had the right to accelerate borrowings outstanding in the event the bank reasonably felt insecure for any material reason. As a result, in order to comply with EITF Pronouncement 95-22, the Company classified the revolving line of credit portion of the Facility as a current liability in the accompanying balance sheet as of December 31, 1997. This previous facility was to expire in September 1999.

REVENUE BONDS

The economic development revenue bonds are expected to be paid in September 1999. Interest was payable at 6.7 and 6.9 percent per annum in 1998 and 1997, respectively. Included in the accompanying consolidated balance sheets as of December 31, 1998 and 1997, is restricted cash of $680,656 and $346,312, respectively, for future payment of principal and interest on the bonds.

NOTES PAYABLE TO PRIOR OWNERS

The Company issued notes in the amount of $8,050,311 to prior owners of certain purchased companies as partial consideration of the acquisition price. These notes had a balance of $6,361,822 and $398,890 at December 31, 1998 and 1997 respectively. The terms of the outstanding notes include varying principal installments starting August 1998 and continuing through November 2000 and annual interest rates of 7% to be paid quarterly. The notes have no financial covenants. The note related to the Recyc acquisition with a balance of approximately $2,212,000 at December 31, 1998 may be offset if certain postclosing conditions are not met. No adjustments have been made as of December 31, 1998. Additionally, the Company has notes to prior owners relating to non-compete agreements; these notes have a balance of $317,217 at December 31, 1998. The notes are paid in varying installments starting July 1998, and have an annual imputed interest rate of 9%. These notes have no financial covenants.

At December 31, 1998, future principal payments of total long-term debt are as follows:

    YEAR ENDING               LONG-TERM         PAYABLE TO
    DECEMBER 31,                 DEBT      AFFILIATE/STOCKHOLDER
    -----------              -----------   ---------------------
    1999                     $ 1,978,145          $ 2,151,768
    2000                         538,425            4,343,938
    2001                      18,662,199              100,000
    2002                         354,048               83,333
    2003 and thereafter          118,380                   --
                             -----------          -----------
    Total                    $21,651,197          $ 6,679,039
                             ===========          ===========

The Company had current maturities on total long-term debt of $4,129,913 at December 31, 1998. The Company has the ability and intent to refinance such maturities related to long term debt with the Facility and has therefore classified such indebtedness as long-term in the consolidated balance sheet as of December 31, 1998. The Company estimates the fair value of long-term debt as of December 31, 1998 and 1997, to be approximately the same as the recorded value.

CAPITAL LEASES

The Company operates under lease agreements which are accounted for as capital leases. The capitalized costs and accumulated depreciation of equipment under capital leases were as follows:


                                      ASSET BALANCES AT
                                         DECEMBER 31,
                                    --------------------
                                      1998        1997
                                    --------    --------
Equipment                           $391,370    $391,370

Less: Accumulated depreciation        61,844      22,707
                                    --------    --------
                                    $329,526    $368,663
                                    ========    ========

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of present net minimum lease payments as of December 31, 1998:


    YEAR ENDED DECEMBER 31,
1999                                       $ 93,122
2000                                         93,122
2001                                         93,122


                                           --------
Total minimum lease payments                279,366

Less:  Amount representing interest          45,809
                                           --------

Present value of minimum lease payments    $233,557
                                           ========

(7) INCOME TAXES --

Significant components of the Company's deferred tax liabilities and assets for federal income taxes consist of the following:


                                                                            DECEMBER 31
                                                                    ---------------------------
                                                                       1998             1997
                                                                   -----------     -----------
Deferred tax assets-
   Net operating loss carryforwards                                 $ 3,992,000     $ 3,785,000
   Accrual not currently deductible for tax purposes                    157,000         240,000
   Allowance for bad debts                                              200,000          65,000
   Write-off of assets not currently deductible for tax purposes        520,000         505,000
   Other                                                                  1,000           1,000
                                                                    -----------     -----------
                     Total deferred tax assets                        4,870,000       4,596,000
Valuation allowance for deferred tax assets                          (4,025,000)     (4,079,000)
Deferred tax liability-
   Differences between book and tax bases of fixed assets              (845,000)       (517,000)
                                                                    -----------     -----------
                     Net deferred tax liability                     $        --     $        --
                                                                    ===========     ===========

As of December 31, 1998, the Company has generated net operating loss ("NOL") carryforwards of approximately $11,730,000 available to reduce future income taxes. These carryforwards begin to expire in 2004 through 2018. A change in ownership, as defined by federal income tax regulations, could significantly limit the Company's ability to utilize its carryforwards. Accordingly, the Company's ability to utilize its NOLs to reduce future taxable income and tax liabilities may be limited. Additionally, because federal tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for federal income tax purposes. As the Company has incurred losses in recent years and the utilization of these carryforwards could be limited as discussed above, a valuation allowance has been established to fully offset the net deferred tax asset at December 31, 1998 and 1997. The valuation allowance decreased $54,000 and increased $253,000 for the year ended December 31, 1998 and 1997, respectively, due to the Company's tax losses and changes in fixed asset basis differences.

(8) COMMITMENTS AND CONTINGENCIES --

LEASES

The Company leases certain facilities for its corporate and operations offices under non-cancelable long-term lease agreements. Minimum annual rental commitments under these leases are as follows:


 YEAR ENDING
 DECEMBER 31,
 ------------
    1999                      $ 1,065,650
    2000                          733,206
    2001                          469,590
    2002                          415,137
    2003 and thereafter         6,656,999
                              -----------
                              $ 9,340,582
                              ===========


Rental expense was $1,060,703, $530,685 and $633,751 for 1998, 1997 and 1996,
respectively.

Concurrent with certain acquisitions, the Company entered into various agreements with prior owners to lease land and buildings used in the Company's operations. The terms of these leases range from three years to thirty years and provide for certain escalations in rental expense. One such lease which expires in 2028 has an option to terminate upon 30 days notice in the event a conditional use permit (as defined in the agreement) relating to the leased land expires. Additionally the Company has a 5 year option to purchase such leased property for $2,250,000 which expires in July 2003. Currently, the Company pays rent in the amount of $36,000 per annum for the first three years and $192,000 per annum thereafter on the lease. The charge for the lease costs are being expensed on a straight-line basis. Included in 1998 rent expense above is approximately $210,500 of rent paid to related parties.

LITIGATION

The Company is involved in litigation and claims arising in the ordinary course of its business. Management believes, based on consultation with legal counsel and accruals provided, that the ultimate outcome of these matters will not have a material adverse impact on the Company's operations or financial position.

(9) STOCKHOLDERS' EQUITY --

COMMON STOCK AND WARRANTS

In October 1995, the Company completed a secondary public offering of its Common Stock. The offering consisted of 500,000 units at $12.00 per unit, each unit consisting of six shares of Common Stock and six redeemable Common Stock purchase warrants. The 3,000,000 warrants have an exercise price of $2.40 per share and expire in October 2000. These warrants are redeemable by the Company at $0.10 per warrant, subject to certain events occurring. The underwriters were issued a warrant which expires in October 2000 to purchase 50,000 units (includes 300,000 warrants) at $16.20 per unit. During 1998 approximately 4,646 warrants were converted to Common Stock.

On December 23, 1996, the Company called the 3,000,000 warrants for redemption on February 22, 1997. Prior to redemption, 1,324,243 warrants were converted into Common Stock providing net proceeds to the Company of $3,117,636 in 1997. In February 1997, the remaining 1,675,757 warrants were redeemed by the Company for $167,576.

The Company had issued warrants to purchase 16,667 shares of Common Stock, which were exercisable at $90.00 per share that expired December 1998.

On October 7, 1998 the Company issued warrants to purchase 170,000 shares of Common Stock, in connection with the new Facility (Note 6). The warrants are exercisable at $6.00 and expire October 2002. The Company estimated the fair market value of the warrants to be approximately $200,000, which was recorded as deferred loan costs and additional paid in capital. These deferred loan costs are being amortized over the term of the credit facility.

PREFERRED STOCK -

The Company is authorized to issue up to 10,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series or classes by the Board of Directors of the Company prior to issuance of the shares. Each such series or class shall have such powers, preferences, rights and restrictions as determined by resolution of the Board of Directors. Series A Junior Participating Preferred Stock will be issued upon exercise of the Stockholder Rights described below.

SERIES B REDEEMABLE PREFERRED STOCK

On March 31, 1998, the Company issued 1,458,335 shares of Series B Preferred Stock for $3,500,004. The Series B Preferred Stock is convertible by the holders to Common Stock at a rate of 1:1, with a beneficial conversion feature permitting the shareholders to convert their holdings to Common Stock at $2.40. The market price of the Common Stock at date of issuance was $4.81. The Company recognized the value of the beneficial conversion feature of approximately $3.5 million as a Preferred Stock dividend. The value of such Preferred Stock dividend had no impact on the Company's cash flows, but reduced basic and diluted earnings available to holders of Common Stock.

On June 10, 1998, a cash dividend of $420,000 was paid to the holders of Series B Preferred Stock as consideration for converting the shares of Series B Preferred Stock held by them into 1,458,335 shares of Common Stock. All of the shares of Series B Preferred Stock were converted to Common Stock at that time.

EARNINGS PER SHARE

The FASB issued SFAS No. 128, "Earnings Per Share" in February 1997. Implementation of SFAS No. 128 is required for periods ending after December
15, 1997. SFAS No. 128 requires dual presentation of earnings per share
("EPS"); basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock. For purposes of the calculation, outstanding stock options, warrants and redeemable preferred stock are considered Common Stock equivalents. For the year ended December 31, 1997, the difference in weighted average numbers of Common Stock between basic and diluted earnings per share represents the impact of stock options. The adjusted number of shares for the years ended December 31, 1998 and December 31, 1996 that would be increased related to stock options were approximately 990,772 and -0-, respectively; however, diluted per share amounts are not applicable for loss periods. The following table summarizes the basic EPS and diluted EPS computations for the fiscal years 1998, 1997 and 1996.



                                                                      1998             1997              1996
                                                                 ------------     -------------     ------------
Net income (loss) before redeemable preferred stock dividends    $   (537,418)    $   1,115,721     $ (7,582,137)
     Redeemable preferred stock dividends                          (3,934,585)               --               --
                                                                 ------------     -------------     ------------
     Net earnings (loss) on  common stock                        $ (4,472,003)    $   1,115,721     $ (7,582,137)
                                                                 ============     =============     ============
Basic earnings (loss) per share:
     Earning per share prior to preferred dividends              $       (.05)              .13     $      (1.04)
     Preferred stock dividends                                           (.35)               --               --
                                                                 ------------     -------------     ------------
     Basic earnings (loss) per common share                              (.40)              .13     $      (1.04)

Diluted earnings (loss) per share:
     Earnings per share prior to preferred dividends                     (.05)              .13            (1.04)
     Preferred Stock Dividends                                           (.35)               --               --
                                                                 ------------     -------------     ------------
     Diluted earning (loss) per common share                             (.40)              .13     $      (1.04)

Weighted average number of common shares, basic                  $ 11,207,249     $   8,545,114     $  7,266,760
Weighted average shares outstanding, diluted                       11,207,249         8,740,345        7,266,760


STOCKHOLDERS' RIGHTS PLAN

In December 1996, the Company adopted a stockholders' rights plan (the "Rights Plan"). The Rights Plan provides for a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of the Company's Common Stock, to stockholders of record at the close of business on January 10, 1997. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on December 31, 2006.

Each Right entitles stockholders to buy one one-thousandth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $10. The Rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock or commences a tender or exchange offer which, if consummated, would result in that person or group owning 15% or more of the Common Stock of the Company. However, the Rights will not become exercisable if Common Stock is acquired pursuant to an offer for all shares which a majority of the Board of Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders. If, following an acquisition of 15% or more of the Company's Common Stock, the Company is acquired by that person or group in a merger or other business combination transaction, each Right would then entitle its holder to purchase common stock of the acquiring company having a value of twice the exercise price. The effect will be to entitle the Company stockholders to buy stock in the acquiring company at 50% of its market price.

The Company may redeem the Rights at $.001 per Right at any time on or prior to the tenth business day following the acquisition of 15% or more of its Common Stock by a person or group or commencement of a tender offer for such 15% ownership.

(10) STOCK OPTION PLANS

At December 31, 1998, the Company had outstanding stock options granted under the Amended and Restated 1993 Stock Option Plan ("the Plan") for officers, directors and key employees of the Company.

Under the Plan, the Company has reserved 1,325,171 shares of Common Stock for issuance. The exercise price of options granted shall be at least 100 percent (110 percent for 10 percent or greater stockholders) of the fair value of Common Stock on the date of grant. Options must be granted within 10 years from the date of the Plan and become exercisable at such times as determined by the Plan committee. Options are exercisable for no longer than five years for certain 10 percent or greater stockholders and for no longer than 10 years for others.

A summary of the Company's stock option plans as of December 31, 1998, 1997 and 1996, and changes during those years is presented below:

                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                SHARES UNDER       EXERCISE       EXERCISE
                                                  OPTION          PRICE RANGE      PRICE
                                                ------------    ---------------   --------
Options outstanding at December 31, 1995            91,928      $ 2.00 to 10.80    9.24
   Granted                                         174,667        2.00             2.00
   Canceled/expired                               (162,662)       2.00 to 10.80    5.12
   Exercised                                        (3,333)       2.00             2.00
                                                 ---------

Options outstanding at December 31, 1996           100,600        2.00 to 10.80    3.57
   Granted                                         206,000        2.00 to  3.50    2.13
   Canceled/expired                                (29,000)       2.00 to 10.80    2.91
   Exercised                                        (5,000)       2.00             2.00
                                                 ---------

Options outstanding at December 31, 1997           272,600        2.00 to 8.25     2.58
   Granted                                         772,000        2.75 to 5.75     2.91
   Canceled/expired                                (11,556)       2.00             2.00
   Exercised                                       (25,438)       2.00             2.00
                                                 ---------

Options outstanding at December 31, 1998         1,007,606        2.00 - 8.25      2.85
                                                 =========

Exercisable at December 31, 1998                   430,106        2.00 - 8.25      3.20
                                                 =========

At December 31, 1998, there were 267,794 options for shares of Common Stock reserved under the Plan for the future grants.

OTHER OPTIONS

In addition to options issuable under the Plan, the Company has other options outstanding to employees and directors of the Company. The options were issued at exercise prices equal to the fair market value at the grant date of the options.

The following summarizes the stock option transactions of the "other" options:

                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                SHARES UNDER       EXERCISE       EXERCISE
                                                  OPTION          PRICE RANGE      PRICE
                                                ------------    ---------------   --------
Options outstanding at December 31, 1995           400,000      $ 2.00            $   2.00
   Granted                                         221,296        2.00                2.00
                                                 ---------

Options outstanding at December 31, 1996           621,296        2.00                2.00
   Granted                                         806,800        2.00 to 3.38        3.03
                                                 ---------

Options outstanding at December 31, 1997         1,428,096        2.00 to 3.38        2.58
   Granted                                       1,400,000        2.75 to 6.94        4.29
   Canceled                                       (162,163)       3.38                3.38
                                                 ---------

Options outstanding at December 31, 1998         2,665,933        2.00 to 6.94        4.09
                                                 ---------

Exercisable at December 31, 1998                 1,662,602      $ 2.00 to 6.94    $   4.06
                                                 =========

During 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123, which is effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. SFAS No. 123 requires, among other things, that compensation cost be calculated for fixed stock options at the grant date by determining fair value using an option-pricing model. The Company has the option of recognizing the compensation cost over the vesting period as an expense in the income statement or making pro forma disclosures in the notes to the financial statements for employee stock-based compensation.

The Company continues to apply APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements for its stock option plans. Had the

Company elected to apply SFAS No. 123, the Company's net loss and loss per share would have approximated the pro forma amounts indicated below:

                                                1998             1997            1996
                                             -----------     -----------     -----------
Net income (loss)
     As reported.......................      $(4,472,003)    $ 1,115,721     $(7,582,137)
     Pro forma for FAS No. 123.........      $(5,743,474)     (1,025,384)     (7,774,558)

Diluted earnings (loss) per share-
     As reported.......................      $      (.40)    $       .13     $     (1.04)
     Pro forma for FAS No. 123.........             (.51)           (.12)          (1.07)


The following ranges of options were outstanding as of December 31, 1998:


    OUTSTANDING
    SHARES UNDER     EXERCISE PRICE   WEIGHTED AVERAGE   WEIGHTED AVERAGE
       OPTION            RANGE         EXERCISE PRICE    CONTRACTUAL LIFE      EXERCISABLE
    ------------     --------------    --------------    ----------------   ----------------
     2,225,969       $2.00 - 3.00          $2.48              8.7 years         1,299,138
      927,637         3.01 - 4.50           3.31              8.4                 601,637
      106,333         4.51 - 6.75           4.98              8.0                  45,000
      413,600         6.76 - 8.25           6.98              9.4                 146,933



The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model resulting in a weighted average fair value of $3.59, $2.79, and $.78 per share for grants made during the years ended December 31, 1998, 1997, and 1996, respectively. The following assumptions were used for option grants in 1998, 1997, and 1996, respectively: expected volatility of 92 percent, 70 percent, and 87 percent; risk-free interest rates of 5.66 percent, 6.45 percent, and 6.47 percent; expected lives of up to 6.3 years and no expected dividends to be paid. The compensation expense included in the above pro forma net income data, may not be indicative of amounts to be included in future periods as the fair value of options granted prior to 1995 was not determined.

(11) OTHER CHARGES (CREDITS) TO OPERATIONS --

SALE OF ORGANI-GRO, INC.

In March 1997, the Company sold the operations of Organi-Gro, a wholly-owned subsidiary, to its former owners. Consideration included two subordinated notes of approximately $1.4 million, the assumption of approximately $978,000 in debt and approximately $392,000 in trade payables for which the Company is not contingently liable. As a result of the sale, the Company recorded a charge to operations in the fourth quarter of 1996 amounting to approximately $2.5 million to adjust the carrying value of Organi-Gro's net assets to its estimated fair market value. These charges (credits) are included in "losses on assets held for sale and other special charges (credits)" for the year ended December 31, 1996. The first note of approximately $1.152 million ("Note 1") is to be repaid from the proceeds received from the sale of products by the purchaser which is to be remitted on a monthly basis with a total amount of approximately $604,000 due no later than September 16, 1998. The remaining balance of approximately $548,000 is payable in equal monthly installments of approximately $11,000 including interest for 59 months. Note 1 bears interest at an annual rate of 6%. The second note of approximately $308,000 ("Note 2") is payable in equal monthly installments of $3,700 including interest for 48 months following the first anniversary date of Note 2 with the unpaid balance due March 31, 2002 and bears interest at an annual rate of 6%. The notes were reserved at the date of sale due to considerable doubt relative to realization.

In December 1997, Note 2 was substantially paid off. The Company received Common Stock held by former owners with a market trading value of approximately $213,000, and charged against the reserve approximately $45,000. The remaining balance of $50,000 is to be paid off by providing repair services on equipment in the amount of $1,000 per month with $41,000 remaining outstanding as of December 31, 1998. Additionally, the Company has received approximately $332,000 in cash since inception on Note 1. The monthly installments of $11,000 relating to Note 1 have been received on a timely basis and are current, resulting in a $375,000 balance outstanding as of December 31, 1998. The portion of Note 1 which had a remaining balance of approximately $445,000, which was due no later than September 16, 1998, was not paid when due. The former owners were unable to pay the remainder without liquidating some of the assets securing the note. The Company agreed to accept $265,000 in cash in full payment of the installment due, which was received in January 1999. The remaining balance of the installment due was charged against the allowance.

The Company has recognized special credits related to such notes of approximately $721,000 in 1997 and $380,000 in 1998. Based upon historical collections, the financial condition of the obligor to meet future debt installments and the underlying value of the assets securing the loan, the Company expects the unreserved amount of approximately $641,000 at December 31, 1998 to be realizable. Subsequent to year-end through February 26, 1999, the Company has collected approximately $287,000 on the notes.

SEVERANCE CHARGES

During 1998, the Company recorded a charge of approximately $320,000 related to severance costs of two former officers. The charge is included in "Other Charges (credits)" for the year ended December 31, 1998.

(12) EMPLOYEE BENEFIT PLANS --


Certain of the Company's subsidiaries sponsor various defined contribution retirement plans for full time and some part-time employees. The plans cover employees at all of the Company's operating locations. The defined contribution plans provide for contributions ranging from 1% to 15% of covered employees' salaries or wages. The Company may make a matching contribution as a percentage set at the end of each plan year. The matching contributions totaled approximately $46,000 for 1998, approximately $28,000 for 1997 and approximately $22,000 for 1996.


(13)  SUBSEQUENT EVENTS


Subsequent to December 31, 1998 and through June 30, 1999, the Company acquired three biosolids management companies for a total purchase price of approximately $22,451,000. These acquisitions were funded through the issuance of approximately 3,045,000 shares of Common Stock and $13,427,000 in cash. The cash was funded through the Company's credit facility. The transactions were accounted for using the purchase method of accounting.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Anti-Pollution Associates, Inc., and D&D Pumping, Inc.:


We have audited the accompanying combined balance sheets of Anti-Pollution Associates, Inc. and D&D Pumping, Inc. ("the Company") as of December 31, 1998 and the related combined statements of operations, shareholder's equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Anti-Pollution Associates, Inc. and D&D Pumping, Inc. as of December 31, 1998 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Houston, Texas
June 30, 1999

             ANTI-POLLUTION ASSOCIATES, INC. AND D&D PUMPING, INC.

                             COMBINED BALANCE SHEETS


                                                      DECEMBER 31,  MARCH 31,
                                                      ------------  ---------
                                                          1998        1999
                                                        --------    --------
                                                                   (UNAUDITED)
                           ASSETS
Current Assets:
   Cash and cash equivalents                            $224,078    $300,110
   Accounts receivable, net of allowance of $9,043        60,843      64,837
   Prepaid expenses and other current assets               1,169       1,076
                                                        --------    --------

          Total current assets                           286,090     366,023

Property and equipment, net                               69,283      61,177

Securities Available for Sale                             56,625      53,201

Goodwill, net                                            184,301     182,469

Other Assets
                                                          42,353      40,307
                                                        --------    --------

          Total assets                                  $638,652    $703,177
                                                        ========    ========

               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses                  11,978      17,509
                                                        --------    --------

          Total current liabilities                       11,978      17,509

               COMMITMENTS AND CONTINGENCIES

Shareholder's equity:
   Common stock                                            2,500       2,500
   Additional paid-in capital                              7,333       7,333
   Retained earnings                                     611,225     673,643
   Unrealized gain on investments                          5,616       2,192
                                                        --------    --------

          Total shareholder's equity                     626,674     685,668
                                                        --------    --------

          Total liabilities and shareholder's equity    $638,652    $703,177
                                                        ========    ========

              The accompanying notes are an integral part of these
                         combined financial statements.

              ANTI-POLLUTION ASSOCIATES, INC. AND D&D PUMPING, INC.

                        COMBINED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED      THREE MONTH PERIOD ENDED
                                                DECEMBER 31,              MARCH 31,
                                                ------------    --------------------------
                                                   1998             1998           1999
                                                -----------     -----------    -----------
                                                                 (UNAUDITED)  (UNAUDITED)
Revenues                                        $ 1,136,584     $   317,342    $   305,648

Cost of revenues                                    762,549         240,417        163,046
                                                -----------     -----------    -----------

           Gross profit                             374,035          76,925        142,602

Selling, general and administrative expenses         99,489          37,450         29,212
                                                -----------     -----------    -----------

           Income from operations                   274,546          39,475        113,390
                                                -----------     -----------    -----------

Other expense                                        (6,800)             --             --
                                                -----------     -----------    -----------

Net income                                      $   267,746     $    39,475    $   113,390
                                                ===========     ===========    ===========


              The accompanying notes are an integral part of these
                         combined financial statements.

              ANTI-POLLUTION ASSOCIATES, INC. AND D&D PUMPING, INC.


                   COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY




                                                    COMMON STOCK           ADDITIONAL   UNREALIZED                    TOTAL
                                                 ----------------------     PAID-IN     GAIN/LOSS     RETAINED    SHAREHOLDER'S
                                                   SHARES      AMOUNT       CAPITAL   ON INVESTMENTS  EARNINGS       EQUITY
                                                 ---------    ---------    ---------  --------------  ---------   -------------
BALANCE, December 31, 1997                           2,500    $   2,500    $   7,333    $  (3,489)    $ 487,423       493,767
                                                 ---------    ---------    ---------    ---------     ---------     ---------
   Distributions                                        --           --           --           --      (143,944)     (143,944)
   Net income                                                                                           267,746       267,746
   Unrealized gain on investments                       --           --           --        9,105            --         9,105
                                                 ---------    ---------    ---------    ---------     ---------     ---------

BALANCE, December 31, 1998                           2,500        2,500        7,333        5,616       611,225       626,674
   Distributions (unaudited)                            --           --           --           --       (50,972)      (50,972)
   Net income (unaudited)                                                                               113,390       113,390
   Unrealized loss on investments (unaudited)           --           --           --       (3,424)           --        (3,424)
                                                 ---------    ---------    ---------    ---------     ---------     ---------

BALANCE, March 31, 1999 (unaudited)                  2,500    $   2,500    $   7,333    $   2,192     $ 673,643     $ 685,668
                                                 =========    =========    =========    =========     =========     =========



              The accompanying notes are an integral part of these
                         combined financial statements.

              ANTI-POLLUTION ASSOCIATES, INC. AND D&D PUMPING, INC.

                        COMBINED STATEMENTS OF CASH FLOWS


                                                              YEAR ENDED    THREE MONTH PERIOD ENDED
                                                              DECEMBER 31,        MARCH 31,
                                                             -------------  ------------------------
                                                                1998          1998          1999
                                                              ---------     ---------     ---------
                                                                           (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income                                                  $ 267,746     $  39,475     $ 113,390
  Adjustments to reconcile net income to net cash provided
   by operating activities-
    Depreciation and amortization                                22,468         9,317         9,938
    Loss (gain) on sale of property and equipment                 6,800            --            --
    Changes in operating assets and liabilities-
     (Increase) decrease in-
     Accounts receivable                                        (19,938)       (1,795)       (3,994)
     Prepaid expenses                                             5,417         1,465         2,139
    Increase (decrease) in-
     Accounts payable and accrued expenses                      (10,427)       22,178         5,531
                                                              ---------     ---------     ---------

      Net cash provided by operating activities                 272,066        70,640       127,004
                                                              ---------     ---------     ---------

Cash flows from investing activities:
    Proceeds from sale of property and equipment                    200            --            --
    Purchases of property and equipment                         (20,001)           --            --
    Purchases of available for sale securities                  (30,847)           --            --
                                                              ---------     ---------     ---------

      Net cash used in investing activities                     (50,648)           --            --
                                                              ---------     ---------     ---------

Cash flows from financing activities:
  Distribution to shareholders                                 (143,944)      (13,400)      (50,972)
                                                              ---------     ---------     ---------

      Net cash used in financing activities                    (143,944)      (13,400)      (50,972)
                                                              ---------     ---------     ---------

Net increase in cash and cash equivalents                        77,474        57,240        76,032

Cash and cash equivalents, beginning of year                    146,604       146,604       224,078
                                                              ---------     ---------     ---------

Cash and cash equivalents, end of year                        $ 224,078     $ 203,844     $ 300,110
                                                              =========     =========     =========

Supplemental disclosure of cash flow information:
  Cash paid for-
   Interest                                                   $       0     $       0     $       0
   Income taxes                                                       0             0             0



              The accompanying notes are an integral part of these
                         combined financial statements.

              ANTI-POLLUTION ASSOCIATES, INC. AND D&D PUMPING, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Anti-Pollution Associates, Inc. (Anti-Pollution), a Florida corporation, is engaged in the biosolids management business. Anti-Pollution operates and provides maintenance for sanitary sewage disposal systems and waste water treatment plants.

D & D Pumping, Inc.,(D&D) a Florida corporation, is also engaged in the biosolids management business. D&D hauls residuals from small water treatment plants and lift stations to transfer stations. Anti-Pollution and D&D serve customers in the Florida Keys.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The combined financial statements include the accounts and operations of Anti-Pollution and D&D (collectively, the Company), and each is controlled by one individual shareholder (the Shareholder). All significant intercompany balances and transactions between the related companies have been eliminated in combination.

INTERIM CONSOLIDATED FINANCIAL INFORMATION


The unaudited interim consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures, normally included in annual financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


CASH AND CASH EQUIVALENTS

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

ACCOUNTS RECEIVABLE AND PROVISION FOR DOUBTFUL ACCOUNTS

The Company provides an allowance for doubtful accounts based upon the specific identification of accounts receivable where collection is no longer probable.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is being provided using the straight-line method over estimated useful lives of three to 10 years.

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the combined statements of operations.

SECURITIES AVAILABLE FOR SALE

The Company accounts for its investments using Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market value gains and losses are charged to earnings if the securities are traded for short-term profit. Otherwise, such unrealized gains and losses are charged or credited to a separate component of shareholders' equity.

Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. At December 31, 1998, all securities covered by SFAS No. 115 were designated as available for sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in a separate component of shareholder's equity.


OTHER ASSETS

Other assets consist of loans due from employees of $30,380 and long term deposits of $11,973 as of December 31, 1998.

INTANGIBLE ASSETS AND AMORTIZATION

The Company's intangible assets are comprised of goodwill. Goodwill is amortized on a straight-line basis over 40 years. Amortization expense for these intangible assets was $4,850 for the year ended December 31, 1998.

STOCKHOLDERS' EQUITY

The authorized, issued and outstanding shares of the Company were as follows at December 31, 1998:


                                               1998
                              ----------------------------------
                                            ISSUED AND
                              AUTHORIZED    OUTSTANDING     PAR
                              ----------    -----------   ------
         Anti-Pollution              500            500   $    1
         D&D                       2,000          2,000        1

REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

The Company recognizes revenue when services are completed or provided. During 1998, one customer accounted for approximately 10 percent of the company's revenues. Another customer accounted for approximately 15 percent of the Company's accounts receivable as of December 31, 1998. Any significant change in the Company's relationship with these customers could have a material adverse effect on the Company's financial position and results of operations.

INCOME TAXES

Anti-Pollution and D&D are S Corporations, as defined by the Internal Revenue Code whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, each shareholder reports his share of the Company's taxable earnings or losses in his personal federal and state tax returns.

FAIR VALUES

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities are reasonable estimates of their fair values due to the short maturities of these instruments.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REALIZATION OF LONG-LIVED ASSETS

The Company follows the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived

Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property is necessary.

3.  PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:


                                    ESTIMATED
                                  USEFUL LIVES   DECEMBER 31,
                                    IN YEARS         1998
                                  ------------   ------------
Machinery and equipment                 5-10       $281,343
Leasehold improvements                  3-10          2,916
Furniture and fixtures                     3          2,857
                                                   --------
                                                    287,116
Less- Accumulated depreciation                      217,833
                                                   --------
     Property and equipment, net                   $ 69,283
                                                   ========


4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued expenses consist of the following:


                                              DECEMBER 31
                                                 1998
                                              -----------
     Accounts payable, trade                  $   2,902
     Accrued compensation and benefits            4,098
     Other accrued expenses                       4,978
                                              ---------
                                              $  11,978
                                              =========

5.  INSURANCE:


The Company carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. The company has not incurred significant claims or losses on any of its insurance policies.


6.  RELATED PARTY TRANSACTIONS:

The Company leases office spaces from the Shareholder. The lease is currently on a month-to-month basis. Rent paid to the shareholder under this related-party lease was $26,900 for the year ended December 31, 1998.

7.  EMPLOYEE BENEFIT PLAN:

The Company maintains a simplified employee pension (SEP) plan. A SEP plan is a pension plan that meets certain minimum qualifications regarding eligibility and employer contributions. The plan allows all employees who have completed 5 years of service to contribute up to $2,000 of income on an annual basis. The Company contributes 10% of wages each year. The contributions made by the Company were $14,480 for the year ended December 31, 1998.

8.  COMMITMENTS AND CONTINGENCIES:

Litigation

The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

9.  SUBSEQUENT EVENT:


The Company entered into an agreement effective April 23, 1999, to sell the Company's common stock to Synagro Technologies, Inc. (Synagro), a biosolids management Company located in Houston, Texas.

To The Board of Directors
AMSCO, INC.
Clemmons, North Carolina


                          INDEPENDENT AUDITORS' REPORT


We have audited the accompanying balance sheets of AMSCO, INC. as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMSCO, INC. as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


Royster Smith Shelton & Company, P.C.
Winston-Salem, NC



June 30, 1999

                                  AMSCO, INC.

                                 BALANCE SHEETS


                                                      DECEMBER 31,           MARCH 31,
                                                  1998           1997           1999
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
                            ASSETS
Current assets
   Cash                                       $ 1,448,651    $   948,112    $ 1,173,247
   Trade accounts receivable                    2,344,703      1,731,313      2,074,842
   Employee advances--Note C                       65,158         45,778         65,158
   Account receivable - officer--Note C             5,710             --          5,710
   Account receivable - affiliate--Note C          11,339             --         11,339
   Note receivable                                     --          5,000             --
                                              -----------    -----------    -----------
   Total Current Assets                         3,875,561      2,730,203      3,330,296
                                              -----------    -----------    -----------

Property and equipment--notes D, E, and F
   Land                                            19,655         19,655         19,655
   Building                                        79,701         79,701         79,701
   Equipment                                    5,623,411      5,034,559      5,608,562
                                              -----------    -----------    -----------
                                                5,722,767      5,133,915      5,707,918

   Less accumulated depreciation                3,315,530      2,887,143      3,420,836
                                              -----------    -----------    -----------
                                                2,407,237      2,246,772      2,287,082

                                              $ 6,282,798    $ 4,976,975    $ 5,617,378
                                              ===========    ===========    ===========










                       See notes to financial statements

                                  AMSCO, INC.


                           BALANCE SHEETS - CONTINUED



                                                                DECEMBER 31,           MARCH 31,
                                                            1998           1997           1999
                                                        -----------    -----------    -----------
                                                                                      (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion of long-term debt--Notes E and F     $        --    $   380,604    $        --
   Capital lease obligations--Note D                             --         10,623             --
   Accounts payable                                         141,024         45,594         81,955
   Accrued payroll                                          120,711        110,170         78,098
   Accrued payroll taxes                                      9,252         10,207          9,252
                                                        -----------    -----------    -----------
   Total Current Liabilities                                270,987        557,198        169,305
                                                        -----------    -----------    -----------

LONG-TERM DEBT -
   less current portion--Notes E and F                      332,390        540,319         11,165
                                                        -----------    -----------    -----------

STOCKHOLDERS' EQUITY
   Common stock, $1.00 par;
     authorized 100,000 shares, issued and
     outstanding 5,000 shares                                 5,000          5,000          5,000
   Additional paid-in capital                               262,000        262,000        262,000
   Retained earnings                                      5,412,421      3,612,458      5,169,908
                                                        -----------    -----------    -----------
                                                          5,679,421      3,879,458      5,436,908
                                                        -----------    -----------    -----------

                                                        $ 6,282,798    $ 4,976,975    $ 5,617,378
                                                        ===========    ===========    ===========














                       See notes to financial statements

                                  AMSCO, INC.

                              STATEMENTS OF INCOME


                                                                                      FOR THE THREE
                                              FOR THE YEARS ENDED                  MONTH PERIOD ENDED
                                        -------------------------------     -------------------------------
                                                  DECEMBER 31,                        MARCH 31,
                                            1998              1997              1999              1998
                                        -------------     -------------     -------------     -------------
                                                                                      (UNAUDITED)

REVENUE                                 $  11,751,238     $   9,594,627     $   2,161,268     $   1,761,639

COST OF REVENUE                             7,418,536         6,248,234         1,688,533         1,279,453
                                        -------------     -------------     -------------     -------------

GROSS PROFIT                                4,332,702         3,346,393           472,735           482,186

GENERAL AND ADMINISTRATIVE EXPENSES         1,571,721         1,279,210           380,188           372,308
                                        -------------     -------------     -------------     -------------

OPERATING INCOME                            2,760,981         2,067,183            92,547           109,878

OTHER INCOME (EXPENSES):
   Interest expense                           (79,478)          (62,972)           (3,979)          (23,411)
   Interest income                             48,755            30,592            15,773            12,446
   Gain (loss) on sale of equipment            (9,391)            6,200                --                --
   Other income (expense)                     (15,020)            5,819           (25,834)          (13,197)
                                        -------------     -------------     -------------     -------------
                                              (55,134)          (20,361)          (14,040)          (24,162)
                                        -------------     -------------     -------------     -------------

NET INCOME                              $   2,705,847     $   2,046,822     $      78,507     $      85,716
                                        =============     =============     =============     =============









                       See notes to financial statements

                                  AMSCO, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY







                                                COMMON STOCK
                                        --------------------------        ADDITIONAL      RETAINED
                                           SHARES          AMOUNT      PAID-IN-CAPITAL    EARNINGS
                                        ------------    ------------   ---------------  ------------


Balance, January 1, 1997,                      5,000    $      5,000    $    262,000    $  2,253,182

Prior period adjustments--Note H                  --              --              --         623,834

Net income                                        --              --              --       2,046,822

Dividends                                         --              --              --      (1,311,380)
                                        ------------    ------------    ------------    ------------

Restated balance, December 31, 1997            5,000           5,000         262,000       3,612,458

Net income                                        --              --              --       2,705,847

Dividends                                         --              --              --        (905,884)
                                        ------------    ------------    ------------    ------------

Balance, December 31, 1998                     5,000           5,000         262,000       5,412,421
                                        ------------    ------------    ------------    ------------
Net income                                        --              --              --          78,507

Dividends                                                                                   (321,020)
                                        ------------    ------------    ------------    ------------
Balance, March 31, 1999 (unaudited)     $      5,000    $      5,000    $    262,000    $  5,490,928
                                        ============    ============    ============    ============

















                       See notes to financial statements

                                  AMSCO, INC.

                            STATEMENTS OF CASH FLOWS






                                                                                           FOR THE THREE
                                                   FOR THE YEARS ENDED                   MONTH PERIOD ENDED
                                             -------------------------------       -------------------------------
                                                        DECEMBER 31,                          MARCH 31,
                                                 1998               1997              1999                1998
                                             ------------       ------------       ------------       ------------
                                                                                             (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                   $  2,705,847       $  2,046,822       $     78,507       $     85,716
Adjustments to reconcile net income
   to net cash provided (used) by
   operating activities:
     Depreciation                                 456,733            364,756            105,306             98,189
     (Gain) loss on asset disposal                  9,391             (6,200)
     (Increase) decrease in:
       Trade accounts receivable                 (613,390)          (393,330)           269,861           (255,304)
       Employee advances                          (19,380)                --                 --                 --
       Account receivable - officer                (5,710)                --                 --                 --
       Account receivable - affiliate             (11,339)                --                 --                 --
       Note receivable                              5,000             (5,000)                --                 --
   Increase (decrease) in:
     Accounts payable                              95,430            (35,977)           (59,069)                --
     Accrued payroll and payroll taxes              9,586             31,811            (42,613)                --
                                             ------------       ------------       ------------       ------------

CASH PROVIDED (USED)
BY OPERATING ACTIVITIES                         2,632,168          2,002,882            351,992            (71,399)
                                             ------------       ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment           (178,170)           (85,078)                --                 --
   Proceeds from equipment sold                    28,498              6,200             14,849                 --
                                             ------------       ------------       ------------       ------------

CASH PROVIDED (USED)
BY INVESTING ACTIVITIES                          (149,672)           (78,878)            14,849                 --
                                             ------------       ------------       ------------       ------------















                       See notes to financial statements

                                  AMSCO, INC.

                                                                                                   FOR THE THREE
                                                               FOR THE YEARS ENDED              MONTH PERIOD ENDED
                                                         -----------------------------     -----------------------------
                                                                  DECEMBER 31,                       MARCH 31,
                                                             1998             1997             1999             1998
                                                         ------------     ------------     ------------     ------------
                                                                                                    (UNAUDITED)

CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on debt and capital lease obligations          (1,076,073)        (360,068)        (321,225)         (87,532)
   Dividends paid                                            (905,884)      (1,311,380)        (321,020)        (148,100)
                                                         ------------     ------------     ------------     ------------

CASH USED BY FINANCING ACTIVITIES                          (1,981,957)      (1,671,448)        (642,245)        (235,632)
                                                         ------------     ------------     ------------     ------------

NET INCREASE (DECREASE) IN CASH                               500,539          252,556         (275,404)        (307,031)
                                                         ------------     ------------     ------------     ------------

CASH AT BEGINNING OF YEAR                                     948,112          695,556        1,448,651          948,112
                                                         ------------     ------------     ------------     ------------

CASH AT END OF YEAR                                      $  1,448,651     $    948,112     $  1,173,247     $    641,081
                                                         ============     ============     ============     ============

SUPPLEMENTAL DISCLOSURES:

   Cash paid for interest                                $     79,478     $     62,972     $      3,980     $     23,412
                                                         ============     ============     ============     ============

   Acquisition of assets in exchange for debt            $    476,917     $    999,746                      $    197,262
                                                         ============     ============                      ============

   Refinancing of notes payable                          $  1,152,022
                                                         ============

   Accounts  payable  reduction  for  machinery  and
   equipment return                                                       $      6,500
                                                                          ============












                       See notes to financial statements

                         NOTES TO FINANCIAL STATEMENTS

                                  AMSCO, INC.


NOTE A--NATURE OF BUSINESS

AMSCO, INC. (the "Company") was incorporated in 1981. The Company manages and recycles municipal and industrial water and wastewater residuals, primarily in the southeastern United States.


NOTE B--SUMMARY OF ACCOUNTING POLICIES

INCOME TAXES:

No provision for income taxes has been made by the Company since it has elected to be taxed as an S corporation, whereby federal and state income taxes are the responsibility of the individual stockholders.

PROPERTY AND EQUIPMENT:

Property and equipment are carried at cost. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the respective assets.

CAPITAL LEASES:

 Leases that transfer substantially all of the benefits and risks of ownership to the Company have been accounted for as capital leases. The aggregate lease payments, discounted at appropriate rates, are recorded as current and long-term debt; the related assets are capitalized and amortization is included in depreciation expense (Note D).

CASH ACCOUNTS:

During 1998 and 1997, the Company's cash account balances held at a commercial bank exceeded the $100,000 federally insured limit.

CASH EQUIVALENTS:

Cash equivalents include investments in highly liquid instruments with a maturity of three months or less.

MANAGEMENT'S ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ADVERTISING:

The Company follows the policy of charging the costs of advertising to expense as incurred.

NOTE C--RECEIVABLES

The Company periodically advances funds to its employees for use at job sites as needed. When expenditures are made, the Company recognizes these project expenses as a component of cost of goods sold and replenishes the employee advance accounts. Any amounts expended by an employee for personal use are reimbursed to the Company by the employee through payroll withholdings. Upon termination of employment, any amounts not expended by an employee are returned to the Company and the advance can be transferred to another employee.

During 1998, the Company paid certain expenses on behalf of an officer. Additionally, the Company also paid certain expenses on behalf of an entity affiliated through common ownership. There are no specific repayment terms for either of these non-interest bearing receivables but the Company expects collection in 1999.


NOTE D--LEASES

The Company leased certain equipment under lease agreements which were accounted for as capital leases. Total monthly minimum lease payments for existing leases in 1997 were $2,899. All capital leases were repaid during 1998. The capitalized cost and accumulated depreciation of equipment under capital leases as of December 31, 1997 were $155,125 and $72,392, respectively.

The Company leases its office space from a stockholder for $1,600 a month under a month-to-month operating lease agreement. In addition, the Company leases equipment and vehicles on a month-to-month basis depending on its project needs.

The Company also leases certain equipment under lease obligations which are accounted for as operating leases. Future minimum lease payments due under all noncancelable operating lease obligations are as follows:

         1999                     $  220,896
         2000                        218,803
         2001                         48,333
                                  ----------

                                  $  488,032
                                  ==========

Rental expense under all operating leases was $399,590 and $198,817 for 1998 and 1997, respectively.

                   NOTES TO FINANCIAL STATEMENTS - CONTINUED




NOTE E--CREDIT FACILITIES

The Company had a $400,000 line-of-credit agreement with a bank for the purpose of financing acquisitions of new equipment. This credit agreement provided for interest at the bank's prime rate plus 1/4% per annum and was payable monthly. All amounts outstanding under this agreement were repaid during 1997. The credit agreement was guaranteed by the stockholders of the Company.

During 1998 and 1997, the Company had a $100,000 stand-by letter-of-credit agreement with a bank for use as a substitute for a performance bond required by a customer. Amounts advanced under this agreement are at the bank's prime interest rate plus 3/4% per annum. No advances were made under this agreement during 1998 or 1997. Subsequent to December 31, 1998, the customer reduced the amount of the performance bond required and the stand-by letter-of-credit agreement was reduced to $15,000.

During 1997, the Company entered into a $250,000 line-of-credit agreement with a bank bearing interest at the bank's prime rate plus 3/4%. This line-of-credit agreement was renewed in 1998 at the bank's 30 day LIBOR rate plus 2% and will be secured by purchased equipment. The agreement contains several restrictive covenants including targeted levels of debt to equity and current ratios. No amounts were outstanding under this agreement as of December 31, 1998 or 1997.

During 1998, the Company entered into several new debt agreements with a bank. The first was a master equipment note with an original principal balance of $1,152,022 which was primarily used to refinance a number of outstanding equipment notes. This note is secured by all equipment and bears interest at 7 1/2% per annum (Note F). The Company also entered into a $1,500,000 line-of-credit agreement which is secured by all assets of the Company. Borrowings under this agreement bear interest at LIBOR plus 1.8% per annum. The Company also entered into a line-of-credit agreement for $1,000,000 for the construction of a new building, to be collateralized by a deed of trust on the building, which bears interest at LIBOR plus 1.6% per annum. No advances were made under either line-of-credit agreement during 1998. Both credit agreements contain restrictive covenants including targeted levels of debt service coverage and net working capital. The bank providing these credit facilities agreed to subordinate its security interest in equipment or vehicles that may be acquired and financed by another bank.

NOTE F--LONG-TERM DEBT

                                                                                  1998              1997
                                                                               ----------        ----------

Notes payable to a bank in aggregate monthly installments of $36,905, including interest ranging from 8% to 8 3/4% per annum, secured
by vehicles and equipment                                                      $       --        $  920,923

Note payable to a bank in monthly
installments of $42,250, including
interest of 7 1/2% per annum, secured
by equipment (repaid in 1999)                                                     332,390                --
                                                                               ----------        ----------
                                                                                  332,390           920,923
Less current maturities                                                                --           380,604
                                                                               ----------        ----------

                                                                               $  332,390        $  540,319
                                                                               ==========        ==========


NOTE G--PENSION PLAN

The Company sponsors a qualified pension plan pursuant to Section 401(k) of the Internal Revenue Code which covers all employees who have at least one year of service. Eligible employees may contribute a percentage of their salary subject to Internal Revenue Code limitations. The Company matches 25% of employee contributions up to a maximum employee contribution of 15% of annual compensation. Company contributions of $24,948 and $24,134 were paid to the plan during 1998 and 1997, respectively.

NOTE H--PRIOR PERIOD ADJUSTMENTS

Certain accounting errors relating to years prior to 1997 were corrected and are reported as prior period adjustments in the accompanying financial statements. The change in the Company's 1997 retained earnings resulting from these errors is summarized below:

                                                                     RETAINED
                                                                     EARNINGS
                                                                   ------------


December 31, 1997, retained earnings as previously stated          $  2,988,624

     Misstatement of:
       Certificate of deposit                                            37,068
       Accounts receivable                                              484,118
       Employee advances                                                 45,776
       Equipment book value                                              56,872
                                                                   ------------

December 31, 1997, retained earnings as restated                   $  3,612,458
                                                                   ============


NOTE I--SUBSEQUENT EVENT - CHANGE OF OWNERSHIP


Effective April 30, 1999, Synagro Technologies, Inc., a publicly-held company, ("Synagro") acquired all of the outstanding common stock of the Company in exchange for $8,954,000 cash and newly issued shares of Synagro common stock. This acquisition was effected by merger of the Company into AMS Acquisition Corporation, ("AMS"), a wholly owned subsidiary of Synagro, with AMS as the surviving company. Upon completion of this merger, AMS's name was changed to Synagro of North Carolina - AMSCO, Inc.


NOTE J--INTERIM FINANCIAL INFORMATION

The unaudited interim financial statements have been included with the accompanying audited financial statements pursuant to the rules of the Securities and Exchange Commission. Management believes these unaudited interim financial statements are prepared in accordance with generally accepted accounting principles and all adjustments necessary to fairly present the financial position, results of operations and cash flows have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

                           SYNAGRO TECHNOLOGIES, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION


During 1998 the Company purchased all the stock of A&J Cartage and related companies, Recyc, Inc. and Environmental Waste Recycling, Inc. ("1998 Acquisitions"). The assets acquired and liabilities assumed were as follows:

                         Common stock shares        4,152,981
                         Common stock issues     $ 23,783,000
                         Notes payable             11,669,000
                         Cash                       9,410,000

                Less:    Historical net assets
                         Acquired                   5,436,000
                                                 ------------

                         Goodwill                $ 39,426,000
                                                 ------------

During 1999 the Company purchased Anti-Pollution Associates, Inc. and D&D Pumping, Inc., Vital Cycle, Inc. and Amsco, Inc. ("1999 Acquisitions") recorded using the purchase method of accounting and completed a business combination with National Resource Recovery, Inc. accounted for as a pooling-of-interests. The assets acquired and liabilities assumed relating to the 1999 acquisitions were as follows:

                         Common stock shares        3,044,784
                         Common stock issues     $  9,024,000
                         Cash                      13,427,000

               Less:     Historical net assets
                         Acquired                   4,092,000
                                                 ------------

                         Goodwill                $ 18,359,000
                                                 ------------

The following unaudited pro forma combined financial statements include the consolidated financial statements as of March 31, 1999 (unaudited) of the Company and for the year ended December 31, 1998 included herein, combined with the historical financial data of the 1998 acquisitions and the 1999 acquisitions as follows: (i) the unaudited pro forma combined balance sheet at March 31, 1999 includes the historical combined balance sheet of Synagro at March 31, 1999, combined with the 1999 acquisitions as if they had occurred on March 31, 1999. (ii) the unaudited pro forma combined income statement for the three month period ended March 31, 1999 includes the historical combined income statement of Synagro combined with the 1999 acquisitions as if they had occurred on the at January 1, 1999. (ii) the unaudited pro forma combined income statement for the year ended December 31, 1998 includes the combined income statement of Synagro included herein, combined with the 1998 acquisitions and 1999 acquisitions as if they had occurred on the at January 1, 1998.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. Management does not expect any material changes. The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or project the Company's financial position or results of operations for any future period. Since the Company and the Acquisitions were not under common control or management for all periods, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Form 8-K/A.

                           SYNAGRO TECHNOLOGIES, INC.

               PRO FORMA COMBINED BALANCE SHEETS--MARCH 31, 1999

                                  (Unaudited)





                                                                                1999             PRO FORMA           PRO FORMA
                                                           COMPANY           ACQUISITIONS      ADJUSTMENTS(A)         COMBINED
                                                        --------------      --------------     --------------      --------------
                            ASSETS

Current assets:
   Cash and cash equivalents                            $      354,104      $    1,502,974     $   (1,502,974)     $      354,104
   Restricted cash, current portion                            680,656                  --                 --             680,656
   Accounts receivable, net                                  5,728,770           2,389,430         (1,069,160)          7,049,040
   Notes receivable                                            146,690              82,207                                228,897
   Prepaid expenses and other current assets                 1,693,299              48,818                 --           1,742,117
                                                        --------------      --------------     --------------      --------------

              Total current assets                           8,603,519           4,023,429         (2,572,134)         10,054,814

Property, machinery and equipment, net                      12,457,637           2,886,483                 --          15,344,120

Other assets:
   Goodwill, net                                            42,873,144             182,469         18,358,786          61,414,399
   Note receivable long-term portion                           262,829                  --                 --             262,829
   Other                                                     1,016,271             253,508           (216,625)          1,053,154
                                                        --------------      --------------     --------------      --------------

              Total assets                              $   65,213,400      $    7,345,889     $   15,570,027      $   88,129,316
                                                        ==============      ==============     ==============      ==============

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses                $    3,533,582      $      530,858     $     (165,000)     $    3,899,440
   Current portion of long-term debt                                --             101,683           (101,683)                 --
                                                        --------------      --------------     --------------      --------------
              Total current liabilities                      3,533,582             632,541           (266,683)          3,899,440
Long-term debt:
   Long-term debt, net                                      28,292,881             593,422         12,932,423          41,818,726
   Note payable prior owners                                   295,154                  --                 --             295,154

              Total  long-term debt                     $   28,588,035      $      593,422     $   12,932,423      $   42,113,880

            COMMITMENTS AND CONTINGENCIES

Stockholders' equity:
   Preferred stock                                                  --                  --                 --                  --
   Common stock                                                 28,553               7,638             (1,548)             34,643
   Additional paid-in capital                               56,548,323             270,577          8,747,546          65,566,446
   Accumulated income (deficit)                            (23,485,093)          5,841,711         (5,841,711)        (23,485,093)
                                                        --------------      --------------     --------------      --------------

              Total stockholders' equity                    33,091,783           6,119,926          2,904,287          42,115,996
                                                        --------------      --------------     --------------      --------------

              Total liabilities and stockholders'
              equity                                    $   65,213,400      $    7,345,889     $   15,570,027      $   88,129,316
                                                        ==============      ==============     ==============      ==============


             The accompanying notes are an integral part of these
                   pro forma combined financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                  (Unaudited)



                                                                           1999         PRO FORMA           PRO FORMA
                                                         COMPANY       ACQUISITIONS    ADJUSTMENTS          COMBINED
                                                       ------------    ------------    ------------       ------------
Revenues                                               $  9,060,478    $  3,048,630    $         --       $ 12,109,108

Cost of services                                          7,748,604       2,341,022              --         10,089,626
                                                       ------------    ------------    ------------       ------------
                       Gross profit                       1,311,874         707,608                          2,019,482

Selling, general and administrative expenses              1,654,271         409,400         (37,500)(f)      2,026,171
Amortization of goodwill                                    322,651              --         115,884 (g)        438,535
                                                                 --              --              --                 --
                                                       ------------    ------------    ------------       ------------

                       Income (loss) from operations       (665,048)        298,208         (78,384)          (445,224)
                                                       ------------    ------------    ------------       ------------

Other income (expense):
   Other income, net                                         54,902              --              --             54,902
   Interest                                                (547,306)        (32,233)       (237,971)(h)       (817,510)
                                                       ------------    ------------    ------------       ------------

Net income (loss) before benefit for income taxes        (1,157,452)        265,975        (316,355)        (1,207,832)

Provision for income taxes                                       --          10,749         (10,749)(i)             --
                                                       ------------    ------------    ------------       ------------

Net income (loss)                                      $ (1,157,452)   $    255,226    $   (305,606)      $ (1,207,832)
                                                       ============    ============    ============       ============

Income per common and common share equivalent:
   Net income (loss), basic                            $       (.08)                                      $       (.07)
                                                       ============                                       ============

   Net income (loss), diluted                          $       (.08)                                      $       (.07)
                                                       ============                                       ============

Weighted average shares outstanding, basic               14,262,854                                         17,307,638 (j)
                                                       ============                                       ============

Weighted average shares outstanding, diluted             14,262,854                                         17,307,638 (j)
                                                       ============                                       ============


             The accompanying notes are an integral part of these
                   pro forma combined financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (Unaudited)



                                                                 1998           1999            PRO FORMA        PRO FORMA
                                                COMPANY      ACQUISITIONS   ACQUISITIONS       ADJUSTMENTS        COMBINED
                                              ------------   ------------   ------------      ------------      ------------
Revenues                                      $ 33,564,831   $ 14,813,826   $ 14,549,234      $   (195,535)(a)  $ 62,732,356

Cost of services                                28,116,069     11,994,218      9,629,439          (263,898)(a)    48,504,502
                                                                                                  (170,100)(b)
                                                                                                  (251,092)(c)
                                                                                                  (550,134)(d)
                                              ------------   ------------   ------------      ------------      ------------
                         Gross profit            5,448,762      2,819,608      4,919,795         1,039,689        14,227,854

Selling, general and administrative expenses     4,180,635      2,179,233      1,671,210          (807,087)(a)     6,668,747
                                                                                                   (14,536)(e)
                                                                                                  (540,708)(f)

Amortization of goodwill                           628,839             --             --         1,023,137 (g)     1,651,976

Special charges (credits)                          (63,799)            --             --                --           (63,799)
                                              ------------   ------------   ------------      ------------      ------------

                         Operating income          703,087        640,375      3,248,585         1,378,883         5,970,930

Other income (expense):
   Interest income (expense)                    (1,558,219)      (227,979)      (156,123)       (1,522,680)(h)    (3,465,001)
   Other                                           317,714        (69,923)        17,544                --           265,335
                                              ------------   ------------   ------------      ------------      ------------

Income before income taxes                        (537,418)       342,473      3,110,006          (143,797)        2,771,264

Provision for income taxes                              --             --         19,650          (19,650)(i)            --
                                              ------------   ------------   ------------      ------------      ------------
Net income before redeemable preferred
stock dividend                                    (537,418)       342,473      3,090,356          (124,147)        2,771,264

Redeemable preferred stock dividend             (3,934,585)            --             --                --        (3,934,585)
                                              ------------   ------------   ------------      ------------      ------------

Net income (loss)                             $ (4,472,003)  $    342,473   $  3,090,356      $   (124,147)     $ (1,163,321)
                                              ============   ============   ============      ============      ============

Net income (loss) per share:
   Basic                                      $       (.40)                                                     $       (.07)
                                              ============                                                      ============

   Diluted                                    $       (.40)                                                     $       (.07)
                                              ============                                                      ============

Shares used in computing net income
(loss) per share:
     Basic                                      11,207,249                                                        17,296,490 (j)
                                              ============                                                      ============

     Diluted                                    11,207,249                                                        17,296,490 (j)
                                              ============                                                      ============


             The accompanying notes are an integral part of these
                   pro forma combined financial statements.

                           SYNAGRO TECHNOLOGIES, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

The unaudited pro forma combined balance sheet adjustments consist of the following:

(a) To record the purchase of Anti-Pollution and Associates, Inc. and D&D Pumping, Inc., Vital Cycle, Inc. and Amsco, Inc., the purchase price and goodwill recorded is presented as follows:


     Purchase Price
             Common stock issued        $ 9,024,000
             Cash                        13,427,000
     Less:   Historical net assets
             Acquired                     4,092,000
                                         ----------
     Goodwill                           $18,359,000


The cash was financed through the Company's credit facility. The common stock issued to the former owners was valued in accordance with the provisions of EITF 95 - 19.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

The unaudited pro forma combined statement of operations adjustments consist of the following:

(a) To eliminate sales and related costs and expenses of certain operations not retained by the Company.

(b) To adjust rental charge of a composting site as a result of a lease agreement entered into in connection with a 1998 acquisition. The new lease is for 30 years commencing July 1998. Rent is $36,000 per annum for the first three years increasing to $192,000 per annum thereafter. Commencing on the fifth anniversary and every five years anniversary thereafter, the per annum rate is increased by 75% of the Consumer Price Index over the preceeding five year period. The Company has a five year purchase option for $2,250,000.

(c) To adjust depreciation expense related to purchase price adjustments of property and equipment.

(d) To adjust certain transportation costs based on the transportation agreement entered into in connection with a 1998 acquisition. The transportation agreement is for two years commencing July 1998. The agreement is for a fixed rate per mile for hauling up to 525,000 cubic yards of materials.

(e) To eliminate certain nonrecurring expenses related to the acquisition including legal fees, and certain accounting costs.

(f) To adjust expenses related to prior owners based on employment agreements entered into in connection with acquisitions and salary costs attributable to staff reductions.

(g) To reflect the amortization of goodwill to be recorded in connection with the acquisitions over a 40-year estimated life.

(h) To record additional interest expense on the debt incurred in connection with the acquisitions.

(i) To eliminate taxes as the Company has a net operating loss carryforward, which can be utilized.


(j) Includes 11,207,249 and 14,262,854 outstanding shares for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively; and an additional 6,089,241 shares and 3,044,784 shares for the year ended December 31, 1997 and the three months ended March 31, 1999, respectively issued in connection with acquisitions as if each occurred at the beginning of each respective period.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


SYNAGRO TECHNOLOGIES, INC.

Date: July 7, 1999


                                        By:        /s/ THOMAS BINTZ
                                           -----------------------------------
                                                       Thomas Bintz
                                              Vice President and Controller

                                 EXHIBIT INDEX


EXHIBIT
NUMBER     DESCRIPTION
------     -----------

 23.1      Consent of Arthur Andersen  LLP
 23.2      Consent of Royster Smith Shelton & Company, PC.